Exhibit 10.8

Execution Version
PURCHASE AND SALE AGREEMENT
BETWEEN
HUNT OIL COMPANY
AS SELLER
AND
PENN VIRGINIA OIL & GAS, L.P.
AS PURCHASER
Executed on December 30, 2017

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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EXHIBITS AND SCHEDULES

Exhibit A	Leases
Exhibit A-1	Properties
Exhibit A-2	Certain Equipment
Exhibit A-3 Exhibit A-4	Excluded Assets Designated Area
Exhibit B	Conveyance
Exhibit C	Persons with Knowledge
Exhibit D Exhibit E Exhibit F Exhibit G	Escrow Agreement Transition Services Agreement Exploration Wells Purchaser Operated Property Costs
Schedule 1.2(d)	Contracts
Schedule 1.2(e) Schedule 1.3(h)	Surface Contracts Excluded Permits
Schedule 2.3	Allocated Value
Schedule 3.3(l)	Other Permitted Encumbrances
Schedule 5.7	Litigation
Schedule 5.8	Taxes and Assessments
Schedule 5.9	Outstanding Capital Commitments
Schedule 5.10	Compliance With Laws
Schedule 5.11(a)	Defaults
Schedule 5.11(b)	Material Contracts
Schedule 5.12	Payments For Production
Schedule 5.13	Governmental Authorizations
Schedule 5.14	Preferential Rights & Consents to Assign
Schedule 5.15 Schedule 5.16	Environmental Laws Leases
Schedule 5.17	Wells
Schedule 5.18	Suspense Funds
Schedule 5.19	Imbalances
Schedule 7.4	Operatorship
Schedule 7.5	Operation of Business
Schedule 7.13(a)	Governmental Bonds
Schedule 7.13(b)	Guarantees
Schedule 9.4(c)	Seller’s Wiring Instructions

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PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (the “Agreement”), is executed on December 30, 2017 (the “Execution Date”), by and between Hunt Oil Company, a Delaware corporation (“Seller”), and Penn Virginia Oil & Gas, L.P., a Texas limited partnership (“Purchaser”). Seller and Purchaser may each be referred to herein as a “Party” and collectively as the “Parties.”
RECITALS:
WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the Assets, in the manner and upon the terms and conditions hereafter set forth.
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:
ARTICLE 1

PURCHASE AND SALE
Section 1.1    Purchase and Sale. At the Closing, and upon the terms and subject to the conditions of this Agreement, Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase, accept and pay for the Assets and assume the Assumed Obligations. Capitalized terms used herein shall have the respective meanings ascribed to them in this Agreement and the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article 13 hereof.
Section 1.2    Assets. As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of Seller’s right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following, excluding, however, the Excluded Assets:
(a)    All of the oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds, carried interests, net profits interests, mineral fee interests, overriding royalty interests, reversionary rights, farmout rights, options, and other similar properties and interests, in each case, to the extent located in (and/or to the extent applying to properties located in) the Designated Area, including those described on Exhibit A (collectively, the “Leases”), together with each and every kind and character of right, title, claim, and interest that Seller has in and to the Leases, the lands, currently or previously, covered by the Leases or the lands, currently or previously, pooled, unitized, communitized or consolidated therewith (such lands, currently or previously, covered by the Leases or pooled, unitized, communitized or consolidated therewith being hereinafter referred to as the “Lands”);
(b)    All oil, gas, water, CO2 or injection wells located on or within the geographical boundaries of the Lands, whether producing, shut-in, plugged or abandoned, and including the wells shown on Exhibit A-1 attached hereto (the “Wells”);

(c)    Any pools or units which include any portion of the Lands or all or a part of any Leases, including those pools or units referred to on Exhibit A-1 (the “Units,” such Units together with the Leases, Lands and Wells, or in cases when there is no Unit, the Leases together with the Lands and Wells, being hereinafter referred to collectively as the “Properties” and individually as a “Property”), and including all interests of Seller in Hydrocarbon production from any such Unit, whether such Unit Hydrocarbon production comes from Wells located on or off of a Lease, and all tenements, hereditaments and appurtenances belonging to the Leases and Units;
(d)    All contracts, agreements and instruments by which the Properties are bound, or that relate to or are otherwise applicable to the Properties, but in each case only to the extent applicable to the Properties and not other properties of Seller not included in the Assets, including operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, water rights agreements, exploration agreements, area of mutual interest agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of Hydrocarbons and processing agreements, and further including those agreements and instruments identified on Schedule 1.2(d) (hereinafter collectively referred to as the “Contracts”); provided that “Contracts” shall exclude (i) any master service agreements, (ii) any contracts, agreements and instruments to the extent transfer is (A) restricted by their respective terms or Third Party agreement and the Required Consents to transfer are not obtained pursuant to Section 3.5, or (B) subject to payment of a fee or other consideration under any license agreement or other agreement with a Person other than an Affiliate of Seller, and for which no consent to transfer has been received or for which Purchaser has not agreed in writing to pay the fee or other consideration, as applicable, and (iii) the instruments constituting the Leases, Surface Contracts and the assignments or conveyances in Seller’s chain of title to the Leases or Surface Contracts;
(e)    All easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use primarily in connection with, the Properties, including those identified on Schedule 1.2(e) (hereinafter collectively referred to as the “Surface Contracts”); provided that “Surface Contracts” shall exclude any permits and other appurtenances to the extent transfer is (i) restricted by their respective terms or Third Party agreement and the Required Consents to transfer are not obtained pursuant to Section 3.5, or (ii) subject to payment of a fee or other consideration under any license agreement or other agreement with a Person other than an Affiliate of Seller, and for which no consent to transfer has been received or for which Purchaser has not agreed in writing to pay the fee or other consideration, as applicable;
(f)    (i) All equipment, machinery, fixtures and other tangible personal property and improvements located on the Properties and used or held for use primarily in connection with the operation of the Properties, including any wells, tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, flow lines, gas and oil treating facilities, machinery, power lines, telephone and telegraph lines, SCADA and well communication devices, roads, and other appurtenances, improvements and facilities, and (ii) the items expressly identified on Exhibit A-2, whether such items identified on Exhibit A-2 are located on or off the Properties (collectively, the “Equipment”);
(g)    all pipelines and gathering systems located at, on, or under any of the Lands (collectively, the “Pipeline Systems”);
(h)    All Hydrocarbons produced from or attributable to the Properties from and after the Effective Time and all inventories of Hydrocarbons produced from or attributable to the Properties that are in storage in tanks or pipelines on the Effective Time only to the extent that Seller receives an upward adjustment to the Purchase Price pursuant to Section 2.2(a)(ix) in respect of such Hydrocarbons;
(i)    All Imbalances; and
(j)    All lease files, land files, well files, facility records, gas and oil sales contract files, gas processing files, division order files, abstracts, title files, title opinions (and all related curative files), land surveys, logs, maps (including any shape files, plats, and records relating to the Pipeline Systems), engineering data and reports, Contract files, and all other books, records, data, files, maps, and accounting records to the extent related to the Assets, or to the extent used or held for use in connection with the ownership, maintenance or operation thereof, but excluding (i) any books, records, data, files, maps and accounting records to the extent disclosure or transfer is restricted by Third Party agreement or applicable Law and the Required Consents to transfer are not obtained pursuant to Section 3.5, or subjected to payment of a fee or other consideration by any license agreement or other agreement with a Person other than an Affiliate of Seller, or by applicable Law, and for which no consent to transfer has been received or for which Purchaser has not agreed in writing to pay the fee or other consideration, as applicable; (ii) computer software; (iii) all legal records and legal files of Seller (and work product of Seller’s legal counsel and records), to the extent protected by attorney-client privilege, but excluding in each case Leases, Contracts, Surface Contracts and title opinions; (iv) records relating to the offer, negotiation or consummation of the sale by Seller of the Assets or any interest in the Properties; and (v) Seller’s reserve studies, estimates and evaluations, and engineering studies and economic studies (such copies, collectively, and subject to such exclusions, the “Records”); provided, however, that Seller may retain the originals of such Records (A) as Seller has determined may be required for litigation, Tax, accounting, and auditing purposes (provided that Seller shall provide Purchaser copies of such Records) or (B) in instances in which the Records for the Assets are commingled with records for properties not included in the Assets (the “Retained Records”) and shall provide Purchaser with access to such Retained Records in accordance with Section 1.5(c).
Section 1.3    Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated hereby (collectively, the “Excluded Assets”):

(a)    (i) All corporate, partnership, limited liability company, financial, tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Assets), (ii) all books, records and files that relate to the Excluded Assets, (iii) those records retained by Seller pursuant to Section 1.2(j) and (iv) copies of any other records retained by Seller pursuant to Section 1.5;
(b)    The items expressly identified on Exhibit A-3;
(c)    All claims for refunds (whether by way of refund, credit, offset or otherwise) of, credits attributable to or rights to receive funds from any Governmental Body or loss carry forwards with respect to (i) Asset Taxes attributable to the Assets for any taxable period, or portion thereof, ending at or prior to the Effective Time or to Seller’s businesses generally, (ii) Income Taxes of Seller (or Seller’s Affiliates or its direct or indirect owners), or (iii) any Taxes attributable to the Excluded Assets;
(d)    All rights to any other costs or expenses borne by Seller or Seller’s predecessors in interest and title attributable to periods prior to the Effective Time except to the extent such rights arise from or by their terms cover obligations or liabilities assumed by Purchaser hereunder;
(e)    All rights relating to existing claims and causes of action (including insurance claims, whether or not asserted, under policies of insurance or claims to the proceeds of insurance) that may be asserted against a Third Party, except those described in Schedule 5.7 hereto and except to the extent such rights and claims and causes of action arise from or by their terms cover obligations or liabilities assumed by Purchaser hereunder;
(f)    All rights of Seller under Contracts attributable to periods before the Effective Time insofar as such rights relate to Seller Indemnity Obligations or other liabilities of Seller retained under this Agreement;
(g)    Rights to initiate and conduct joint interest audits or other audits of Property Costs incurred before the Effective Time, and to receive costs and revenues in connection with such audits, in each case to the extent Seller is responsible for such Property Costs under this Agreement;
(h)    Seller’s bonds, permits and licenses used in the conduct of Seller’s business generally including as reflected in Schedule 1.3(h);
(i)    All trade credits, account receivables, note receivables, take-or-pay amounts receivable, and other receivables attributable to the Assets (excluding Hydrocarbon inventories subject to Section 1.2(h) for which Seller receives an upward adjustment to the Purchase Price) with respect to any period of time prior to the Effective Time, as determined in accordance with GAAP, except to the extent that they arise from or by their terms cover obligations or liabilities assumed by Purchaser hereunder;
(j)    all Intellectual Property of Seller;

(k)    Bonds, letters of credit and guarantees retained by Seller pursuant to Section 7.13;
(l)    All vehicles used in connection with the Assets;
(m)    All tools, pulling machines, warehouse stock, equipment or material temporarily located on the Properties and not used or held for use in the operation of the Properties as currently operated expressly identified on Exhibit A-3;
(n)    All hedges, futures, swaps and other derivatives, including rights relating thereto, affecting the Assets;
(o)    All computers, phones, office supplies, furniture and related personal effects located off the Properties or only temporarily located on the Properties;
(p)    All buildings, offices, office leases, improvements, appurtenances, field offices and yards not located on the Properties;
(q)    Assets retained by Seller or excluded from the Assets at Closing pursuant to this Agreement, including pursuant to Sections 3.4(d)(ii), 3.5, 4.4(a)(ii) or 7.7, subject to the terms of such Sections;
(r)    The G & G Data; and
(s)    All leased personal property (including leased vehicles) expressly identified on Exhibit A-3.
Section 1.4    Effective Time; Proration of Revenues.
(a)    Possession of the Assets shall be transferred from Seller to Purchaser at the Closing, but certain financial benefits and obligations of the Assets shall be transferred effective as of 12:01 A.M., local time, where the respective Assets are located, on October 1, 2017 (the “Effective Time”), as further set forth in this Agreement.
(b)    Except to the extent accounted for (or otherwise set forth) in the adjustments to the Purchase Price made under Section 2.2, (i) Purchaser shall be entitled to all production from or attributable to the Properties at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time and (ii) Seller shall be entitled to all production from or attributable to the Properties prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time. Seller shall be responsible for all Property Costs attributable to the Seller Operated Assets incurred prior to the Effective Time and the Purchaser Operated Property Costs, in both cases solely for the purposes of the determination of the Adjusted Purchase Price pursuant to Section 2.2. The terms “earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society (“COPAS”) standards, as implemented by

Seller in the ordinary course of business consistent with past practice. For purposes of allocating production (and accounts receivable with respect thereto), under this Section 1.4(b), (x) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the pipeline connecting into the storage facilities into which they are transported from the lands covered by the applicable Lease, Unit or Well, or if there are no storage facilities, when they pass through the LACT meter or similar meter at the entry point into the pipelines through which they are transported from such lands and (y) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the delivery point sales meters or similar meters at the entry point into the pipelines through which they are transported from such lands. Seller shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging and strapping data is not available.
Section 1.5    Delivery and Maintenance of Records and Retained Records.
(a)    Seller, at Purchaser’s cost, shall use reasonable efforts to deliver the Records in Seller’s possession or control (FOB Seller’s office), to Purchaser within twenty (20) Business Days following Closing. Seller may retain originals of the Retained Records and/or copies of any Records.
(b)    Purchaser, for a period of five (5) years following the Closing, will (i) retain the Records, (ii) provide Seller, its Affiliates, and its and their officers, employees and representatives with access to the Records during normal business hours for review and copying at Seller’s expense and (iii) provide Seller, its Affiliates, and its and their officers, employees and legal counsel with access, during normal business hours, to materials received or produced after Closing relating to any claim for indemnification made under Section 11.2 of this Agreement (excluding, however, any materials constituting attorney work product, materials subject to attorney-client privilege or other applicable immunity of disclosure, and all information subject to an applicable confidentiality restriction in favor of third parties) for review and copying at Seller’s expense; provided, however, that Seller provides reasonable advance notice that Seller wishes to access such Records and/or other materials described in clauses (ii) and (iii) of this sentence; provided further, that the Records and/or other materials described in clause (iii) above (x) shall be subject to the confidentiality restrictions set forth in the Confidentiality Agreement, (y) shall not constitute an admission that any such materials are relevant to any given indemnity claim, and (z) (1) any inadvertent disclosure by Purchaser of materials subject to confidentiality restrictions, attorney-client privilege or other immunity of disclosure or constituting attorney work product shall not constitute a waiver of the applicable privilege or protection and (2) notwithstanding any such inadvertent disclosure, Purchaser shall retain the right to assert all applicable privileges and protections, and Seller, its Affiliates, and its and their officers, employees and representatives shall be prohibited from using the inadvertently disclosed materials for any purpose. At the end of such five-year period, Purchaser shall provide Seller a reasonable opportunity, at Seller’s expense, to copy any or all of such Records.

(c)    Seller, for a period of five (5) years following the Closing, will (i) retain the Retained Records, (ii) provide Purchaser, its Affiliates, and its and their officers, employees and representatives with access to the Retained Records during normal business hours for review and copying at Purchaser’s expense and (iii) provide Purchaser, its Affiliates, and its and their officers, employees and legal counsel with access, during normal business hours, to materials received or produced after Closing relating to any claim for indemnification made under Section 11.2 of this Agreement (excluding, however, any materials constituting attorney work product, materials subject to attorney-client privilege or other applicable immunity of disclosure, and all information subject to an applicable confidentiality restriction in favor of third parties) for review and copying at Purchaser’s expense and to Purchaser’s and its Affiliates’ employees for the purpose of discussing any such claim; provided, however, that Purchaser provides reasonable advance notice that Purchaser wishes to access such Records and/or other materials described in clauses (ii) and (iii) of this sentence; provided further, that the Retained Records and the information contained therein and the Records and/or other materials described in clause (iii) above (x) shall be subject to the confidentiality restrictions set forth in the Confidentiality Agreement, (y) shall not constitute an admission that any such materials are relevant to any given indemnity claim, and (z) (1) any inadvertent disclosure by Seller of materials subject to confidentiality restrictions, attorney-client privilege or other immunity of disclosure or constituting attorney work product shall not constitute a waiver of the applicable privilege or protection and (2) notwithstanding any such inadvertent disclosure, Seller shall retain the right to assert all applicable privileges and protections, and Purchaser, its Affiliates, and its and their officers, employees and representatives shall be prohibited from using the inadvertently disclosed materials for any purpose. At the end of such five-year period, Seller shall provide Purchaser a reasonable opportunity, at Purchaser’s expense, to copy any or all of such Records.
ARTICLE 2

PURCHASE PRICE
Section 2.1    Purchase Price. The purchase price for the Assets (the “Purchase Price”) shall be $86,000,000, and shall be adjusted as provided in Section 2.2 (as adjusted, the “Adjusted Purchase Price”).
Section 2.2    Adjustments to Purchase Price.
(a)    The Purchase Price for the Assets shall be adjusted as follows with all such amounts being determined in accordance with GAAP and COPAS standards (with such adjustments being made so as to not give duplicative effect):
(i)    Reduced by the aggregate amount of the following: (A) proceeds received and retained by Seller from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production, gathering, processing and transportation costs) produced from (I) the Properties (except for the Exploration Wells) after the Effective Time and (II) the Exploration Wells whether on, prior or after the Effective Time; and (B) all Property Costs attributable to the

Seller Operated Assets (excluding the Property Costs described in Section 2.2(a)(xi)) that are paid by Purchaser or its Affiliates and incurred with respect to any period prior to the Effective Time;
(ii)    Reduced by the Purchaser Operated Property Costs;
(iii)    Reduced in accordance with Section 3.5, by an amount equal to the Allocated Value of those Properties with respect to which Preferential Rights have been exercised prior to Closing;
(iv)    Reduced in accordance with Section 7.7 by an amount equal to the Allocated Value of those Properties that are subject to a suit, action or proceeding prior to Closing seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce preferential rights;
(v)    Subject to Section 3.4(i), reduced by the applicable Title Defect Amount as a result of Title Defects for which the Title Defect Amount has been finally determined or agreed pursuant to Section 3.4 (or, for purposes of the Closing Payment, pursuant to Purchaser’s good faith estimate set forth in a timely delivered Title Defect Notice), and by the Allocated Value of any Title Defect Property retained by Seller pursuant to Section 3.4(d)(ii), less the applicable Title Benefit Amount as a result of Title Benefits for which the Title Benefit Amount has been finally determined or agreed pursuant to Section 3.4;
(vi)    Reduced by the Allocated Values of any Properties excluded by Seller pursuant to Section 3.6;
(vii)    Reduced by (A) subject to Section 4.4, any amounts pursuant to Section 4.4(a) regarding Environmental Liabilities for any affected Property not retained by Seller, and (B) the Allocated Value of any Property retained by Seller pursuant to Section 4.4(a)(ii);
(viii)    Reduced by the amount of all Asset Taxes allocated to Seller in accordance with Section 7.8(a) but paid or otherwise economically borne by Purchaser;
(ix)    Increased by the amount equal to the value of all of Seller’s inventories of Hydrocarbons produced from or attributable to the Properties (other than the Exploration Wells) that are in storage above the load line or pipeline connection, as applicable, as of the Effective Time (which value shall be computed using the applicable contract price at the Effective Time), less any applicable royalties and similar burdens; provided, however, that the adjustment contemplated by this paragraph shall only be made to the extent that Seller does not receive and retain the proceeds, or portion thereof, attributable to the sale of such Hydrocarbons;

(x)    Increased by the amount of all Property Costs (but excluding any costs or expenses attributable to the Exploration Wells) that are paid by Seller and incurred on or after the Effective Time (or with respect to any period on or after the Effective Time), except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.2(a)(i);
(xi)    Increased by the amount of all Property Costs that are paid by Seller with respect to the Exploration Wells, whether incurred on, before or after the Effective Time, except any costs and expenses already deducted in the determination of proceeds in Section 2.2(a)(i) or taken into account in Section 2.2(a)(x);
(xii)    Increased by the amount of all Asset Taxes allocated to Purchaser in accordance with Section 7.8(a) but paid or otherwise economically borne by Seller;
(xiii)    Increased by an amount equal to the value, as determined according to the COPAS 2005 Accounting Procedures, of all surplus tubular, goods and physical inventory to the extent such items are owned by Seller, included in the Assets at the Effective Time, and specifically identified as such on Exhibit A-2;
(xiv)    Increased by an overhead charge of $29,000 per month (pro-rated for any partial months as applicable) for the period of time beginning at the Effective Time and ending on the Closing Date;
(xv)    Decreased by the amount of any Suspended Proceeds, in accordance with Section 7.10, as applicable;
(xvi)    Increased or decreased, as the case may be, by an amount equal to the aggregate amount of Imbalances set forth on Schedule 5.19 multiplied by $2.70 per MMBtu; and
(xvii)    Increased or decreased, as the case may be, by any other amount provided for in this Agreement.
(b)    Neither Party shall have any separate rights to receive any production or income, proceeds, receipts and credits with respect to which an adjustment has been made pursuant to Section 2.2(a).
(c)    For the purposes of calculating the adjustments to the Purchase Price under this Section 2.2 or implementing the terms of Section 7.8 or Article 11, (i) right-of-way fees, insurance premiums and Property Costs (excluding Taxes which are addressed in clauses (ii), (iii), and (iv) of this sentence), delay rentals, lease bonuses, minimum royalties, option payments, lease extension payments and shut-in royalties that are paid periodically shall be prorated based on the number of days in the applicable period falling before, or at and after, the Effective Time, (ii) ad valorem, property, severance, production or similar Taxes which are based on the quantity of or the value of production of Hydrocarbons shall be apportioned between Seller and Purchaser based on the number of units or value of production actually produced, as applicable, before, and after, the Effective Time, (iii) other ad valorem, property, severance, production or similar Taxes shall be prorated based on the number of days in the applicable period falling before, or at and after, the Effective Time, and (iv) all other Taxes shall be apportioned based on an interim closing of the books of Seller as of the Effective Time.
Section 2.3    Allocation of Purchase Price.
(a)    For the purposes of determining the value of any Assets in connection with any Title Defect, Title Benefit, Environmental Liability, Preferential Rights, Required Consents, breach of the Special Warranty and/or the exclusion of any Asset from the transaction pursuant to the terms of this Agreement, concurrent with the execution of this Agreement, Purchaser and Seller have agreed upon an allocation of the unadjusted Purchase Price among the Units on Schedule 2.3. The “Allocated Value” for any such Unit or Well equals the portion of the unadjusted Purchase Price allocated to such Unit or Well on Schedule 2.3, increased or decreased as described in Section 2.2.
(b)    For federal income tax purposes, Purchaser and Seller shall use commercially reasonable efforts to agree on an allocation of the Purchase Price in a manner consistent with the Allocated Values within thirty (30) days after the determination of the Adjusted Purchase Price. If the Parties reach an agreement with respect to the allocation of the Purchase Price under this subsection, Seller and Purchaser agree (i) that the agreed allocation shall be used by Seller and Purchaser as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax Returns, including Internal Revenue Service Form 8594 and (ii) that, except as required by applicable Law, neither they nor their Affiliates will take positions inconsistent with the agreed allocation in any Tax Returns, in notices to Governmental Bodies, in audit or other proceedings with respect to Taxes, in notices to preferential purchase right holders, or in other documents or notices relating to the transactions contemplated by this Agreement without the consent of the other Party. Each Party shall promptly notify the other Party in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the agreed allocation, and neither Party shall agree to any proposed adjustment to the agreed allocation by any Governmental Body without first giving to the other Party prior written notice. However, nothing contained herein shall prevent either Party from settling any proposed deficiency or adjustment by any Governmental Body based upon or arising out of the agreed allocation, and neither Party shall be required to litigate any proposed deficiency or adjustment by any Governmental Body challenging such agreed allocation. If the Parties are unable to reach agreement within thirty (30) days after the determination of the Adjusted Purchase Price, then each Party shall be entitled to adopt its own position regarding the allocation of Purchase Price under this subsection; provided that such position shall, to the extent allowed under applicable federal income tax Law, be consistent with the Allocated Values.
Section 2.4    Deposit. Within two (2) Business Days of the Execution Date, Purchaser will deliver to the Escrow Agent an earnest money deposit in an amount equal to 5% of the Purchase Price (the “Deposit”), to be held in an escrow account (the “Escrow Account”) pursuant to the

Escrow Agreement. The Deposit shall be non-interest bearing and applied against the Purchase Price if the Closing occurs or otherwise shall be distributed in accordance with Section 10.3.
ARTICLE 3

TITLE MATTERS
Section 3.1    Seller’s Title.
(a)    This Article 3 and the Special Warranty in the Conveyance (subject to Article 11) shall, to the fullest extent permitted by applicable Law, be the exclusive right and remedy of Purchaser with respect to title to the Assets.
(b)    The conveyance of the Assets to be delivered by Seller to Purchaser shall be substantially in the form of Exhibit B (the “Conveyance”).
(c)    For purposes of Article 3 and Article 4, references to “Units” shall be to the Units set forth on Schedule 2.3.
Section 3.2    Certain Definitions.
(a)    As used in this Agreement, the term “Defensible Title” means that title (whether record, contractual or otherwise) of Seller to a Unit that can be successfully defended if challenged, as of the Effective Time and the Closing Date:
(i)    Entitles Seller to receive a share of the Hydrocarbons produced, saved and marketed from the Target Formation of such Unit (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons) (a “Net Revenue Interest”), of not less than the “net revenue interest” share shown in Schedule 2.3 for such Unit, except for (A) decreases in connection with those operations permitted under Section 7.5 in which Seller may after the Execution Date be a non-consenting party, (B) decreases resulting from the elections to ratify or the establishment or amendment of pools or units, to the extent permitted under Section 7.5, received on or after the Execution Date, (C) to the extent constituting Imbalances set forth on Schedule 5.19, decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, and (D) decreases resulting from reversionary interests, carried interests, horizontal or vertical severances or other matters or changes in interest, in each case, as stated in Schedule 2.3;
(ii)    Obligates Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to the Target Formation of any such Unit not greater than the “working interest” above that shown in Schedule 2.3, without increase, except (x) increases resulting from matters stated in Exhibit A-1 or Schedule 2.3, (y) increases arising after the Execution Date resulting from contribution requirements with respect to defaulting parties under applicable operating, unit, pooling, pre-pooling or similar agreements and (z) increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest; and
(iii)    Is free and clear of liens and encumbrances on title that affect or encumber a Unit (but limited to the Target Formation for such Unit), in each case excluding, subject to and determined without regard to matters constituting Permitted Encumbrances.
(b)    As used in this Agreement, the term “Title Benefit” shall mean any right, circumstance or condition that operates to (i) increase the Net Revenue Interest of Seller in any Unit shown on Schedule 2.3, without causing a greater than proportionate increase in Seller’s working interest above that shown in Schedule 2.3 or (ii) decrease the working interest of Seller in a Unit below that shown on Schedule 2.3 for such Unit without a proportionate or greater than proportionate decrease in the Net Revenue Interest of Seller in such Unit as shown on Schedule 2.3.
(c)    As used in this Agreement, the term “Title Defect” shall mean any lien, encumbrance, obligation or defect discovered after the Execution Date by Purchaser that causes Seller’s title to the Target Formation of any such Unit shown on Schedule 2.3 to be less than Defensible Title; provided that “Title Defect” shall exclude the following:
(i)    defects based solely on a lack of information in Seller’s files or references to a document if such document is not in Seller’s files;
(ii)    defects arising out of a lack of corporate or other entity authorization unless Purchaser provides affirmative evidence that the action was not authorized and results in another Person’s superior claim of title to the relevant Asset;
(iii)    defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless, in each case, Purchaser provides affirmative evidence that such failure or omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;
(iv)    defects that have been cured by applicable Laws of limitation or prescription;
(v)    defects arising out of a lack of survey, unless a survey is expressly required by applicable Laws;
(vi)    defects based on a gap in Seller’s chain of title in the applicable county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice;

(vii)    defects based upon the failure to record any state or federal Leases or rights-of-way included in the Assets or any assignments of interests in such Leases or rights-of-way included in the Assets in any applicable county records to the extent such recording is not required by the applicable state or federal lessor;
(viii)    defects based on the failure to receive or provide an assignment of interests earned under any agreement between or among Seller or its Affiliates on the one hand and Purchaser or its Affiliates on the other hand (including any such agreements with Third Parties);
(ix)    any encumbrance or loss of title resulting from Seller’s conduct of business in compliance with this Agreement;
(x)    encumbrances created under deeds of trust, mortgages and similar instruments by the lessor under a Lease covering the lessor’s surface and mineral interests in the land covered thereby that would customarily be accepted (in the region where the Assets are located) in taking or purchasing such Leases and for which a reasonable lessee (in the region where the Assets are located) would not obtain a subordination of such encumbrance to the oil and gas leasehold estate prior to conducting drilling activities on the Lease;
(xi)    encumbrances created under deeds of trust, mortgages and similar instruments by the grantor under a right-of-way that would customarily be accepted in taking or purchasing such rights-of-way; and
(xii)    defects disclosed herein on the applicable Schedule or Exhibit.
Section 3.3    Definition of Permitted Encumbrances. As used herein, the term “Permitted Encumbrances” means any or all of the following:
(a)    Royalties, nonparticipating royalty interests, net profits interests and any overriding royalties, reversionary interests and other burdens to the extent that they do not, individually or in the aggregate, reduce Seller’s Net Revenue Interest below that shown in Schedule 2.3 or increase Seller’s working interest above that shown in Schedule 2.3, without a corresponding increase in the Net Revenue Interest;
(b)    All leases, unit agreements, pooling agreements, pre-pooling agreements, operating agreements, production sales contracts, division orders and other contracts, agreements and instruments applicable to the Assets, to the extent that they do not, individually or in the aggregate: (i) reduce Seller’s Net Revenue Interest below that shown in Schedule 2.3 or increase Seller’s working interest above that shown in Schedule 2.3 without a corresponding increase in the Net Revenue Interest or (ii) materially interfere with the ownership and operation of the Assets as currently owned and operated;
(c)    Subject to compliance with Sections 3.5 and 7.7, Third Party consents and Preferential Rights applicable to this or a future transaction involving the Assets, including

Third Party consent requirements and similar restrictions with respect to which waivers or consents are obtained by Seller from the appropriate Persons prior to the Closing Date or the appropriate time period for asserting the right has expired or which need not be satisfied prior to a transfer;
(d)    Liens for Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions;
(e)    Materialman’s, mechanic’s, repairman’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions;
(f)    All rights to consent, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of the Assets pursuant to this Agreement if they are not required prior to the sale or conveyance or are of a type customarily obtained after Closing;
(g)    To the extent not triggered prior to Closing, rights of reassignment arising upon final intention to abandon or release all or any part of the Assets;
(h)    Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations to the extent that they do not, individually or in the aggregate, materially interfere with the ownership and operation of the Assets as currently owned and operated as of the Execution Date;
(i)    Calls on Hydrocarbon production under existing Contracts disclosed on Schedule 5.11(b) or Schedule 5.19;
(j)    All rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner and all obligations and duties under all applicable Laws, rules and orders of any such Governmental Body or under any franchise, grant, license or permit issued by any such Governmental Body, in each case, to the extent generally applying to oil and gas properties located in the region in which the Assets are located;
(k)    Any encumbrance on or affecting the Assets which is expressly waived by Purchaser at or prior to Closing or which is discharged by Seller at or prior to Closing;
(l)    Any matters shown on Schedule 5.7 or Schedule 3.3(l);
(m)    Any matters shown on Schedule 2.3;
(n)    Imbalances associated with the Assets;
(o)    In the case of any Well for which Seller or its Affiliate is not the operator and that is located on an undeveloped location or other operation that has not been commenced as of the Closing Date, any permits, easements, rights of way, unit designations or production or drilling units not yet obtained, formed or created;
(p)    Lack of rights, access or transportation as to any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Assets;
(q)    Any liens, charges, encumbrances, defects or irregularities which affect a Property from which Hydrocarbons have been and are being produced (or to which production of Hydrocarbons is allocable) for the last ten (10) years and for which no claim related to title has been made in writing by any Person during such ten (10) year period;
(r)    Any liens, charges, encumbrances, defects or irregularities which (i) would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties in the region where the Assets are located or (ii) which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the ownership and operation of the Assets subject thereto or affected thereby (as currently owned and operated), and do not reduce Seller’s Net Revenue Interest below that shown in Schedule 2.3, or increase Seller’s working interest above that shown in Schedule 2.3, without a corresponding increase in the Net Revenue Interest;
(s)    Such Title Defects or other defects as Purchaser has waived in writing;
(t)    Liens, charges, encumbrances, defects or irregularities released by Seller at Closing; and
(u)    All defects or irregularities, to the extent affecting depths, intervals, formations, or strata outside of the Target Formation.
Section 3.4    Notice of Title Defects Defect Adjustments.
(a)    To assert a Title Defect, Purchaser must deliver claim notices to Seller (each a “Title Defect Notice”) on or before the date that is thirty (30) days from the date hereof (the “Title Claim Date”), except as otherwise provided under Sections 3.5 or 3.6. Each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the Units affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Values of each Title Defect Property, (iv) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s) and (v) the amount by which Purchaser reasonably believes the Allocated Values of each Title Defect Property are reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser’s belief is based. Purchaser shall be deemed to have waived for all purposes hereunder all Title Defects that were not included in a Title Defect Notice delivered to Seller on or before the Title Claim Date; provided, however, that, subject to Section 7.9(b), such waiver shall not apply to claims under the Special Warranty in the Conveyance. To give Seller an opportunity to commence reviewing and curing alleged Title Defects, Purchaser agrees to use commercially reasonable efforts to provide Seller, on or before the end of each calendar week prior to the Title Claim

Date, written notices of all Title Defects discovered by Purchaser during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date.
(b)    Seller shall have the right, but not the obligation, to deliver to Purchaser with respect to each Title Benefit discovered by Seller after the Execution Date, a written notice (a “Title Benefit Notice”) asserting such Title Benefit on or before the Title Claim Date. Each Title Benefit Notice shall include (i) a description of the Title Benefit(s), (ii) the Units affected by the Title Benefit (each a “Title Benefit Property”), (iii) the Allocated Values of the Title Benefit Property, (iv) supporting documents reasonably necessary for Purchaser (as well as any title attorney or examiner hired by Purchaser) to verify the existence of the alleged Title Benefit(s) and (v) the amount by which Seller reasonably believes the Allocated Values of those Units are increased by the Title Benefit, and the computations and information upon which Seller’s belief is based. Seller shall be deemed to have waived for all purposes hereunder all Title Benefits that were not included in a Title Benefit Notice delivered to Purchaser on or before the Title Claim Date.
(c)    Seller shall have the right, but not the obligation, upon delivering written notice to Purchaser no later than Closing, to attempt, at Seller’s sole cost, to cure any Title Defects of which it has been timely advised by Purchaser on or before the expiration of sixty (60) days counted from and after the Closing Date (the “Cure Period”), unless the Parties otherwise agree. If Seller has provided notice at or prior to the Closing of Seller’s intent to attempt to cure a Title Defect within the Cure Period, the affected Property will be conveyed to Purchaser at Closing.
Subject to the application of the Individual TD Threshold and the Title Defect Deductible, the Closing Payment shall be reduced in an amount equal to Purchaser’s good faith estimate set forth in a timely delivered Title Defect Notice of the Title Defect Amount for which Seller has elected to cure and such amount by which the Closing Payment is reduced shall be deposited into the Escrow Account pending the post-Closing cure or resolution of such Title Defect in accordance with the terms hereof, which amount shall be disbursed pursuant to the terms of this Agreement and the Escrow Agreement; provided further that if Seller cures such Title Defect prior to the end of the Cure Period, the Parties shall instruct the Escrow Agent to release the Title Defect Amount held in the Escrow Account for such Title Defect within five (5) Business Days of such cure.
However, if, at the end of the Cure Period, the Title Defect is not cured as agreed by Seller and Purchaser or if Seller and Purchaser cannot agree, and it is determined by the Title Arbitrator that such Title Defect is not cured at the end of the Cure Period, then in either case Seller shall either (i) elect one of the options set forth in Section 3.4(d)(i), (d)(ii) or Section 3.4(d)(iii) for such Title Defect, in which event, subject to the application of the Individual TD Threshold and the Title Defect Deductible, the Purchase Price adjustment required in connection with the selected option under this Article 3 shall be made in the final statement of the Adjusted Purchase Price pursuant to Section 9.4(b), and the Parties shall instruct the Escrow Agent to release the Title Defect Amount held in the Escrow Account for such Title Defect within five (5) Business Days after Seller’s election hereunder or (ii) submit any disputes in relation to such Title Defects for arbitration pursuant to Section 3.4(h), in which event the Parties shall instruct the Escrow Agent to release the Title Defect Amount held in the Escrow Account for such Title Defect within five (5) Business Days after the final resolution of any dispute with respect to such Title Defect. Notwithstanding the above, no action of Seller in electing or attempting to cure a Title Defect shall constitute a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the Title Defect pursuant to Section 3.4(h).
(d)    Subject to Section 3.4(h), in the event that (y) any Title Defect asserted by Purchaser in accordance with Section 3.4(a) is not waived by Purchaser and (z) Seller has not provided notice to Purchaser at or prior to the Closing of Seller’s intent to attempt to cure the given Title Defect, or Seller has provided such notice but the Title Defect is not cured before the expiration of the Cure Period, then Seller shall, at its sole election, elect to:
(i)    reduce the Purchase Price by the Title Defect Amount determined pursuant to Section 3.4(f) or Section 3.4(h);
(ii)    if the Title Defect Amount for the affected Title Defect Property is greater than 70% of the Allocated Value of such Title Defect Property, (A) at Closing, retain the Property that is associated with such Title Defect, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Property or (B) promptly after expiration of the Cure Period have Purchaser reconvey the Property that is associated with such Title Defect to Seller, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Property, adjusted as provided in Section 2.2;
(iii)    with Purchaser’s consent, at its sole option, indemnify Purchaser against all Damages resulting from such Title Defect pursuant to an indemnity agreement in a form reasonably agreeable to Seller and Purchaser; provided, that under no circumstances shall Seller’s liability thereunder exceed the Allocated Value for the Title Defect Property made the subject thereof; or
(iv)    if applicable, terminate this Agreement pursuant to Article 10.
(e)    In the event that any Title Benefit asserted by Seller in accordance with Section 3.4(b) is not waived by Seller, then:
(i)    to the extent Purchaser and Seller agree on the Title Benefit Amount as calculated pursuant to Section 3.4(g)(ii), such amount shall be taken into account pursuant to Section 2.2(a)(v); and
(ii)    to the extent there is no agreement under Section 3.4(e)(i) on or before the Closing, the disagreement between Seller and Purchaser regarding the Title

Benefit Property or the Title Benefit Amount, as applicable, shall be submitted to arbitration in accordance with Section 3.4(h).
(f)    The “Title Defect Amount” resulting from a Title Defect shall be determined as follows:
(i)    if Purchaser and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;
(ii)    if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;
(iii)    if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest stated on Schedule 2.3, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the actual amount of the decrease in Net Revenue Interest from that stated on Schedule 2.3, and the denominator of which is the Net Revenue Interest stated on Schedule 2.3; provided, however, that if the Title Defect does not affect the Title Defect Property throughout its entire life, the Title Defect Amount shall be reduced to take into account the applicable time period only;
(iv)    if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in Section 3.4(f)(i), Section 3.4(f)(ii) or Section 3.4(f)(iii), then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation;
(v)    if the Title Defect represents (A) a discrepancy between (1) the Net Revenue Interest for any Title Defect Property and (2) the Net Revenue Interest stated on Schedule 2.3 and (B) an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property, then the Title Defect Amount shall be determined by applying both of Section 3.4(f)(iii) and Section 3.4(f)(iv), to such Title Defect, without duplication; and
(vi)    notwithstanding anything to the contrary in this Article 3, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(g)    The “Title Benefit Amount” resulting from a Title Benefit shall be determined as follows:
(i)    if Purchaser and Seller agree on that Title Benefit Amount, then that shall be the Title Benefit Amount;
(ii)    if the Title Benefit represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Benefit Property and (B) Seller’s Net Revenue Interest set forth in Schedule 2.3 (without any increase in Seller’s working interest therein) then the Title Benefit Amount shall be the product of the Allocated Value of the Title Benefit Property multiplied by a fraction, the numerator of which is the actual amount of the increase in Net Revenue Interest from that stated on Schedule 2.3, and the denominator of which is the Net Revenue Interest stated on Schedule 2.3, provided, however, that if the Title Benefit does not affect the applicable Title Benefit Property throughout its entire life, the Title Benefit Amount shall be reduced to take into account the applicable time period only;
(iii)    if the Title Benefit is of a type not described above, then the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Asset affected by such Title Benefit, the portion of such Asset affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Asset, the values placed upon the Title Benefit by Purchaser and Seller and such other reasonable factors as are necessary to make a proper evaluation. For the avoidance of doubt, Title Benefits Amounts shall in no event increase the Purchase Price and will only be used to offset Title Defect Amounts pursuant to Section 2.2(a)(v).
(h)    With respect to Title Defect Notices and Title Benefit Notices provided and received on or before the Title Claim Date, Seller and Purchaser shall attempt to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts on or before the Closing, subject to Seller’s rights under Sections 3.4(d)(ii) and 3.4(d)(iii). If Seller and Purchaser are unable to agree by that date, then subject to Section 3.4(c) and Seller’s rights under Sections 3.4(d)(ii) and 3.4(d)(iii), good faith estimates by Purchaser (in the case of Title Defects and Title Defect Amounts) and Seller (in the case of Title Benefits and Title Benefit Amounts) for such disputed matters shall be used for purposes of calculating the Closing Payment pursuant to Section 9.4(a), and the Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 3.4(h). Likewise, if Seller has provided notice at or prior to the Closing of Seller’s intent to attempt to cure a Title Defect and by the end of the Cure Period, Seller and Purchaser have been unable to agree upon the existence of such Title Defect or whether such Title Defect has been cured, or Seller has failed to cure any Title Defects which Seller provided notice that Seller would attempt to cure and Seller and Purchaser have been unable to agree on the existence of such Title Defects or the Title Defect Amounts for such Title Defects, then the cure and/or Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this

Section 3.4(h), subject to Seller’s right under Section 3.4(d)(ii). For all matters to be resolved by arbitration pursuant to this Section 3.4(h), a Party must provide notice of its intent to submit such matter to arbitration (i) in the case of the disputed matters referenced in the second sentence of this Section 3.4(h), no later than the Closing and (ii) in the case of the disputed matters referenced in the third sentence of this Section 3.4(h), within ten (10) Business Days after the end of the Cure Period, with such notice identifying the applicable Title Defect Notice timely delivered by Purchaser or Title Benefit Notice Delivered by Seller, as applicable, with respect to such Title Defect or Title Benefit, as applicable, and the matters identified therein that remain unresolved (a “Title Arbitration Notice”). Purchaser and Seller shall be deemed to have waived their respective arbitration rights with respect to any Title Defects or Title Benefits, as applicable, which are eligible for arbitration pursuant to this Section 3.4(h) which are not included in a timely Title Arbitration Notice. There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years’ experience in oil and gas titles in the State of Texas as selected by mutual agreement of Purchaser and Seller within fifteen (15) days of an election by a Party to submit such dispute to arbitration (or such other time as mutually agreed) and absent such agreement on the selection of the arbitrator, the arbitrator shall be selected by the Houston, Texas office of the American Arbitration Association; provided, however, that in any case such attorney shall not have worked as an employee of or outside counsel for either Seller or Purchaser or any of their Affiliates during the five (5)-year period preceding the applicable arbitration or have any financial interest in the applicable dispute (such attorney, the “Title Arbitrator”). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Agreement. Seller and Purchaser shall each present to the Title Arbitrator, with a simultaneous copy to the other Party, a single written statement of its position on the Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts in dispute, together with a copy of this Agreement and any supporting material that such Party desires to furnish, not later than ten (10) Business Days after appointment of the Title Arbitrator. The Title Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In determining the existence of each disputed Title Defect and Title Benefit, together with the proper amount of any disputed Title Defect Amount and Title Benefit Amount, Title Arbitrator shall accept Seller’s position or Purchaser’s position, and Title Arbitrator shall not determine there to be a higher Title Defect Amount or Title Benefit Amount than claimed by the relevant Party, as applicable. In making his determination, the Title Arbitrator shall be bound by the rules set forth in this Section 3.4 and may consider such other matters as in the opinion of the Title Arbitrator are reasonably necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested Third Parties having expertise in the disputed matter to advise the Title Arbitrator. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Each Party shall bear its own legal fees and other costs of presenting its case and shall bear one-half of the costs and expenses of the Title Arbitrator.

(i)    Notwithstanding anything herein to the contrary, (y) in no event shall there be any adjustments to the Purchase Price or other remedies provided to Purchaser for any individual Title Defect for which the Title Defect Amount does not exceed the lesser of (A) $40,000 and (B) an amount equal to 75% of the Allocated Value of the relevant Title Defect Property (such lesser amount the “Individual TD Threshold”); and (z) in no event shall there be any adjustments to the Purchase Price or other remedies provided to Purchaser for Title Defects unless the aggregate amount of all Title Defect Amounts for Title Defects covered by Section 3.4(d)(i) that exceed the Individual TD Threshold exceeds a deductible in an amount equal to 1.75% of the Purchase Price (the “Title Defect Deductible”), after which point Purchaser shall be entitled to adjustments to the Purchase Price or other available remedies under this Article 3 with respect to all Title Defects in excess of the Title Defect Deductible, subject to the Individual TD Threshold and Seller’s elections under Section 3.4(d). The provisions of this Section 3.4(i) shall not apply to Title Defects relating to consent to assignment and Preferential Rights which shall be handled or treated under Section 3.5. The Allocated Value of any Property retained by Seller in accordance with Section 3.4(d)(ii) may not be used in meeting the Title Defect Deductible.
(j)    NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS ARTICLE 3 OR OTHERWISE, PURCHASER SHALL NOT BE ENTITLED HEREUNDER TO ASSERT ANY TITLE DEFECTS FOR THOSE ASSETS (OR ANY PORTION THEREOF) FOR WHICH PURCHASER OR ANY OF ITS AFFILIATES SERVES AS OPERATOR, OTHER THAN TITLE DEFECTS ATTRIBUTABLE TO SUCH ASSETS (OR ANY PORTION THEREOF) TO THE EXTENT SUCH TITLE DEFECTS COULD CONSTITUTE A SPECIAL WARRANTY OF TITLE BREACH (AS A RESULT OF A CLAIM BY A THIRD PARTY) BY SELLER UNDER AN ASSIGNMENT OF THE ASSETS BY SELLER.
Section 3.5    Consents to Assignment and Preferential Rights to Purchase.
(a)    Seller shall use commercially reasonable efforts to promptly (and, in any event, no later than five (5) Business Days following Closing) prepare and send (i) notices to the Third Party holders (excluding Governmental Bodies, which are addressed elsewhere in this Agreement) of any necessary consents to the transactions contemplated hereby (including Required Consents) to request such consents and (ii) notices to the holders of any applicable preferential rights to purchase any Asset that would be applicable in connection with the consummation of the transactions contemplated by this Agreement (each, a “Preferential Right”) requesting waivers of such Preferential Rights, in each case that would be triggered by the purchase and sale contemplated by this Agreement, and of which Seller has knowledge. The consideration payable under this Agreement for any particular Assets for purposes of Preferential Right notices shall be the Allocated Value for such Assets (proportionately reduced if an Asset is only partially affected). Seller shall use commercially reasonable efforts to cause such consents (including Required Consents) and waivers of Preferential Rights (or the exercise thereof) to be obtained and delivered prior to Closing. As requested, Purchaser shall provide reasonable cooperation to Seller in seeking to obtain such consents (including Required Consents) and waivers of Preferential Rights.

Notwithstanding anything contained herein to the contrary, Seller shall have no liability for failure to obtain such consents or waivers; provided, that such clause will not limit any of Seller’s obligations herein with respect to attempting to obtain such consents or waivers.
(b)    Seller shall notify Purchaser in writing on or before the Title Claim Date of all consents (including Required Consents) which have not been obtained and the Assets to which they pertain. In no event shall there be included in the Conveyances at Closing any Assets which are then subject to an unobtained Required Consent. In cases where a Required Consent is not obtained prior to the Closing Date, then the Assets associated therewith will not be conveyed to Purchaser at Closing but shall still be considered part of the Assets in accordance with provisions of this Section 3.5, adjustments to the Purchase Price with respect to such Asset will still be made pursuant to Section 2.2, and the Purchase Price will not be reduced as a result of such non conveyance. If any Assets have been excluded from the Assets sold to the Purchaser at Closing due to a failure to obtain a Required Consent in accordance with this Section 3.5, and if a Required Consent has been received or deemed received pursuant to the terms of the underlying agreement on or before the end of the date two (2) year after the Closing Date, the Seller shall so notify the Purchaser within ten (10) Business Days after the Purchaser’s receipt of such notice, Seller shall assign and convey to the Purchaser using the form attached as Exhibit B and Purchaser shall accept from Seller such Assets pursuant to the terms of this Agreement. As between the Purchaser and Seller, with respect to any Asset for which a Required Consent has not been obtained by the Closing, (i) the Seller shall hold such Asset as nominee for the Purchaser, effective as of the Effective Time, (ii) the Purchaser shall pay any costs and expenses associated with such Asset, and (iii) Seller shall pay the Purchaser any revenues associated with such Asset for periods from and after the Effective Time. If any Required Consent has not been received or deemed received on or before the two (2) year anniversary of the Closing Date, the Seller shall no longer hold such Asset (collectively, a “Nonconsented Interest”) as nominee for the Purchaser, and each Party shall repay to the other Party any amounts previously paid hereunder in respect of the Nonconsented Interest (including the Allocated Value and all other amounts of any adjustments pursuant to Section 2.2, with respect to such Nonconsented Interest), and such Nonconsented Interest will be deemed not to have been conveyed to the Purchaser hereunder and shall thereafter be an Excluded Asset. Units excluded pursuant to this Section 3.5(b) will not be deemed to be affected by Title Defects or be subject to Sections 3.2 and 3.4 and the Allocated Value of such excluded properties shall not be applied toward the Title Defect Deductible. In cases where an Asset is subject to a Third Party consent requirement that is not a Required Consent, such Asset shall be included in the Assets at Closing (unless excluded pursuant to the other provisions of this Agreement) and Purchaser shall be responsible after Closing for satisfying such consent requirement at its sole cost, risk and expense, to the extent the applicable consent was not obtained or waived on or prior to Closing.
(c)    If any Preferential Right is exercised prior to Closing, the Property transferred to a Third Party as a result of the exercise of such Preferential Right shall be treated as if it was subject to a Title Defect resulting in the complete loss of title and the Purchase Price shall be reduced under Section 2.2(a)(ii) by the Allocated Value for such Property

(proportionately reduced if the Preferential Right affects only a portion of such Property). Seller shall retain the consideration paid by the Third Party pursuant to the exercise of such Preferential Right; provided, however, the adjustment made under this Section 3.5(c) for such Property will not be used in determining the Title Defect Deductible. If any Preferential Right is (i) exercised but the transfer with respect to the applicable Asset is not consummated prior to Closing, or (ii) is not exercised and does not expire prior to Closing, then the terms of Section 7.7 shall apply to such right.
Section 3.6    Casualty or Condemnation Loss. Subject to the provisions of Sections 8.1(e) and 8.2(e), if, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), and the aggregate amount of such Casualty Losses exceeds $250,000, Seller shall elect by written notice to Purchaser prior to Closing either (i) to cause the Assets affected by any casualty to be repaired or restored prior to Closing to at least its condition prior to such casualty, at Seller’s sole cost (without an adjustment to the Purchase Price pursuant to Section 2.2 or otherwise), as promptly as reasonably practicable (which work may extend after the Closing Date), or (ii) unless such casualty or taking is waived by Purchaser, to exclude the affected Property or Properties from the Assets and reduce the Purchase Price by the Allocated Value thereof or (iii) to include the affected Property or Properties in the Assets to be conveyed at Closing (unless excluded pursuant to the other provisions of this Agreement) and such Casualty Loss shall be treated as a downward Purchase Price adjustment equal to the amount of such Casualty Loss; provided, however, that any adjustment to the Purchase Price pursuant to this Section 3.6 may not be used in meeting the Title Defect Deductible. If all such Casualty Losses do not exceed, in the aggregate, $250,000, Seller shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Seller’s or its Affiliates’ rights to insurance and other claims against Third Parties with respect to the Casualty Losses.
Section 3.7    Limitations on Applicability. The rights of Purchaser under Section 3.1(a) and Section 3.4(a) shall terminate as of the Title Claim Date and be of no further force and effect thereafter; provided there shall be no termination of Purchaser’s or Seller’s rights under Section 3.4 with respect to any bona fide Title Defect properly reported in a Title Defect Notice or bona fide Title Benefit properly reported in a Title Benefit Notice on or before the Title Claim Date. EXCEPT AS PROVIDED IN THIS ARTICLE 3 AND FOR THE SPECIAL WARRANTY IN THE CONVEYANCE (SUBJECT TO ARTICLE 10 (WITH RESPECT TO PURCHASER’S RIGHT TO TERMINATE THIS AGREEMENT AS A RESULT OF A FAILURE OF THE CLOSING CONDITION IN SECTION 8.2(E) AND ARTICLE 11), PURCHASER RELEASES, REMISES AND FOREVER DISCHARGES THE SELLER INDEMNITEES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF, ANY TITLE DEFECT OR OTHER DEFICIENCY IN OR ENCUMBRANCE ON TITLE TO ANY ASSET.

ARTICLE 4

ENVIRONMENTAL MATTERS
Section 4.1    Assessment.
(a)    From and after the date hereof and up to and including the Closing Date (or upon the earlier termination of this Agreement) but subject to the limitations set forth herein and in Section 7.1, Purchaser may, at its option, conduct, or cause to be conducted by a reputable environmental consulting or engineering firm approved in advance in writing by Seller (the “Environmental Consultant”) an environmental assessment of all or any portion of the Seller Operated Assets and/or record reviews, and interviews to the extent relating to the Properties, including their condition and their compliance with Environmental Laws (the “Phase I Assessment,” together with (y) the investigation conducted pursuant to Section 7.1 and (z) any Phase II Assessment conducted pursuant to Section 4.1(b), the “Assessment”). The Assessment shall be conducted at the sole risk, cost and expense of Purchaser, and all of Purchaser’s and the Environmental Consultant’s activity conducted under this Section 4.1 and Section 7.1 shall be subject to the indemnity provisions of Section 7.6. Subject to Section 4.1(b), Purchaser’s right of access shall not entitle Purchaser or the Environmental Consultant to operate equipment or conduct testing or sampling of soil, groundwater or other materials (including any testing or sampling for hazardous substances, Hydrocarbons or NORM). Seller has the right to be present during any activities conducted on the Assets as part of the Assessment. Purchaser shall give Seller reasonable prior written notice before gaining physical access to the Assets. Purchaser shall coordinate the Assessment with Seller to reasonably minimize any inconvenience to or interruption of the conduct of business by Seller. Purchaser shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations and operating policies (which are communicated/provided to Purchaser) while conducting its due diligence evaluation of the Assets including the Assessment. Purchaser shall promptly provide, but not later than the Environmental Claim Date, copies of all final versions of reports prepared or compiled by Purchaser and/or any of its representatives or agents in connection with the Assessment. Seller shall not be deemed by its receipt of said documents or otherwise to have made any representation or warranty, expressed, implied or statutory, as to the condition of the Assets or the accuracy of said documents or the information contained therein. Upon completion of the Assessment, Purchaser shall at its sole cost and expense and without any cost or expense to Seller or any of its Affiliates (i) repair all damages to the extent caused to any Assets by or in connection with the Assessment (including due diligence conducted by Purchaser’s environmental consulting or engineering firm but excluding any damage to the extent attributable to conditions or defects existing prior to the Assessment), (ii) to the extent resulting from or in connection with the Assessment, restore the Assets to the approximate same condition as, or better condition than, they were prior to commencement of the Assessment, and (iii) remove all equipment, tools and other property brought onto the Assets in connection with the Assessment. During all periods that Purchaser or any of its representatives or contractors are on the Assets, Purchaser shall maintain, at its sole expense and with reputable insurers, such insurance as is reasonably sufficient to support Purchaser’s indemnity obligations under Section 7.6. All information (including all reports, results and documentation containing such information) acquired by Purchaser, its agents or representatives, or the Environmental Consultant, in conducting the Assessment under this Section shall be subject to the confidentiality restrictions set forth in the Confidentiality Agreement. In the event this Agreement is terminated prior to Closing, Purchaser shall return to Seller (or certify the destruction of) all copies of all such information and data, as well as any derivative reports, analysis or other items derived or based on any of such information or data.
(b)    If, in the professional judgment of the Environmental Consultant performing the Phase I Assessment as set forth in the final report delivered by such Environmental Consultant in connection therewith, it is determined that Phase II sampling or other invasive investigations are necessary in order for Purchaser to prove the existence of an Environmental Defect (a “Phase II Assessment”), Purchaser will have the right but not the obligation to furnish Seller, on or prior to the Environmental Claim Date with a written description prepared by such Environmental Consultant of the proposed scope of such sampling or invasive activities, including a description of (y) the specific activities to be conducted and (z) the approximate location and expected timing of such activities (a “Phase II Request”), as well as the final report recommending such Phase II Assessment. Purchaser shall not undertake any activities set forth in a Phase II Request without first obtaining the prior written consent of Seller (such consent to be granted or withheld in Seller’s sole discretion). Any Phase II Assessment will be conducted by a reputable environmental consulting or engineering firm approved in advance by Seller (such approval of such Environmental Consultant or firm not to be unreasonably withheld, conditioned, or delayed). If, within five (5) Business Days of Purchaser’s delivery of the Phase II Request, Seller does not approve said Phase II Request, then Purchaser will have the right to exclude the affected Assets from the Closing and the Purchase Price will be adjusted downward by the Allocated Value of such Assets in accordance with Section 2.2(a)(xvii). If Seller approves the Phase II Request, the Environmental Claim Date will be extended to the fifth (5th) Business Day prior to Closing, solely with respect to the matters set forth in the applicable timely delivered Phase II Request for which such Phase II Assessment is to be conducted and then solely to the extent such matters are substantiated in such Phase II Assessment.
Section 4.2    NORM. Purchaser acknowledges the following:
(a)    The Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other materials located on or under the Properties or associated with the Assets.
(b)    Equipment and sites included in the Assets may contain asbestos, hazardous substances, or NORM.
(c)    NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms.

(d)    The wells, materials, and equipment located on the Properties or included in the Assets may contain NORM and other wastes or hazardous substances.
(e)    NORM containing material and other wastes or hazardous substances may have come in contact with the soil.
(f)    Special procedures may be required for the remediation, removal, transportation, or disposal of soil, wastes, asbestos, hazardous substances, and NORM from the Assets.
Section 4.3    Notice of Violations of Environmental Laws. Purchaser shall deliver any claim notices to Seller in writing (an “Environmental Defect Notice”), on or before the date that is thirty (30) days from the date hereof (the “Environmental Claim Date”), of each individual environmental matter affecting an Asset that is disclosed by the Assessment that Purchaser reasonably believes in good faith may constitute or result in Environmental Liabilities for which the Lowest Cost Response to address the matter exceeds $70,000 (the “Individual ED Threshold”) (each such environmental matter affecting an Asset, an “Environmental Defect”), including in the Environmental Defect Notice (i) a reasonably detailed description of the specific matter that constitutes an Environmental Defect, including (A) the written conclusion of Purchaser or Purchaser’s Environmental Consultant that Environmental Liabilities exist, which conclusion shall be reasonably substantiated by the factual data gathered in Purchaser’s Assessment and (B) a separate specific citation of the provisions of Environmental Laws alleged to be violated and the related facts that substantiate such violation; (ii) the Assets affected; (iii) a detailed estimate of the Lowest Cost Response to cure or eliminate the alleged matter in question; and (iv) supporting documents reasonably necessary for Seller (as well as any consultant, inspector or expert hired by Seller) to verify the existence of the facts alleged in the Environmental Defect Notice. Purchaser shall use commercially reasonable efforts to furnish Seller, on or before the end of each calendar week prior to the Environmental Claim Date, Environmental Defect Notices with respect to any Environmental Defect that any of Purchaser’s or any of its Affiliate’s employees, representatives, attorney or other environmental personnel or contractors, including the Environmental Consultant, discover or become aware of during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Environmental Claim Date.
Section 4.4    Remedies for Violations of Environmental Laws.
(a)    If Seller believes any individual matter described in an Environmental Defect Notice delivered pursuant to Section 4.3 may constitute or result in Environmental Liabilities for which the Lowest Cost Response to address the matter exceeds the Individual ED Threshold, then Seller shall, at its sole election prior to the Closing, elect to:
(i)    reduce the Purchase Price by the lesser of (A) the amount set forth in the applicable Environmental Defect Notice, (B) the Allocated Value of the affected Unit or (C) such amount otherwise agreed upon in writing by Purchaser and Seller, in each case, as being a reasonable estimate of the cost of curing the matter described in such Environmental Defect Notice;

(ii)    if the Lowest Cost Response therefor is greater than 70% of the aggregate Allocated Values of the affected Assets, retain the Assets that are associated with such Environmental Defect Notice and affected by such matter, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Values of such Assets;
(iii)    perform or cause to be performed prior to Closing, at the sole cost and expense of Seller, such operations as may be necessary to bring such affected Assets into compliance with the applicable Environmental Law disclosed in such Environmental Defect Notice;
(iv)    enter into an agreement with Purchaser whereby Seller will as soon as reasonably practicable after Closing, at the sole cost and expense of Seller, perform or cause to be performed such operations as may be necessary to bring such affected Asset into compliance with the applicable Environmental Law disclosed in such Environmental Defect Notice;
(v)    with Purchaser’s consent, at its sole option, indemnify Purchaser against all Damages resulting from such Environmental Liability pursuant to an indemnity agreement in a form reasonably agreeable to Seller and Purchaser; provided, that, under no circumstances shall Seller’s aggregate liability thereunder exceed the lesser of either the Allocated Value for the Asset made the subject thereof or the Lowest Cost Response for such Environmental Liability; or
(vi)    if applicable, terminate this Agreement pursuant to Article 10;
provided that, notwithstanding the foregoing, if the Lowest Cost Response (as asserted by Purchaser in good faith as part of an Environmental Defect Notice) for any affected Asset exceeds the greater of 70% of the Allocated Value of such affected Asset and the Individual ED Threshold, Purchaser will, at its sole option, have the right to require that Seller retain the affected Asset at Closing pursuant to Section 4.4(a)(ii).
(b)    In the event that (i) Seller elects to proceed under Section 4.4(a)(i) and Purchaser and Seller have failed to agree by Closing on the reduction to the Purchase Price (which agreement Seller and Purchaser shall use good faith efforts to reach) or (ii) Purchaser and Seller cannot otherwise agree on the existence, extent or amount of Environmental Liabilities alleged in an Environmental Defect Notice before Closing, Seller shall then proceed with respect to such matter under any of Sections 4.4(a)(ii), (a)(iii), (a)(iv), (a)(v) or (a)(vi) or submit such dispute to arbitration pursuant to this Section 4.4. In the event that Seller elects to proceed under Section 4.4(a)(iv) or (a)(v), and Purchaser and Seller have failed to agree by Closing on the terms of the agreement contemplated thereby (which agreement Seller and Purchaser shall use good faith efforts to reach), Seller shall then proceed with respect to such matter under any of the other parts of Section 4.4(a) or submit such dispute to arbitration pursuant to this Section 4.4.

(c)    For all matters to be resolved by arbitration pursuant to this Section 4.4, a Party must provide notice of its intent to submit such matter to arbitration on or before the Closing, with such notice identifying the applicable Environmental Defect Notice timely delivered by Purchaser with respect to such Environmental Defect and the matters identified therein that remain unresolved (a “Environmental Arbitration Notice”). There shall be a single arbitrator, who shall be an environmental consultant with at least ten (10) years’ relevant experience in the oil and gas industry as selected by mutual agreement of Purchaser and Seller within fifteen (15) days of an election by a Party to submit such dispute to arbitration. Absent such agreement on the selection of the arbitrator, the arbitrator shall be selected by the Houston, Texas office of the American Arbitration Association (the “Environmental Arbitrator”). Each Party shall be deemed to have waived its arbitration rights with respect to any Environmental Defects which are eligible for arbitration pursuant to this Section 4.4 which are not included in a timely Environmental Arbitration Notice. The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Agreement. Seller and Purchaser shall each present to the Environmental Arbitrator, with a simultaneous copy to the other Party, a single written statement of its position on the matter in dispute pursuant to this Section 4.4, together with a copy of this Agreement and any supporting material that such Party desires to furnish, not later than ten (10) Business Days after appointment of the Environmental Arbitrator. The Environmental Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both parties, without right of appeal. In determining the existence of each disputed Environmental Defect and the proper amount of any adjustment to the Purchase Price for each disputed Environmental Defect Amount, the Environmental Arbitrator shall accept Seller’s position or Purchaser’s position, and the Environmental Arbitrator shall not determine there to be a higher Environmental Defect Amount than claimed by Purchaser or a lower Environmental Defect Amount than claimed by Seller. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Article 4 and may consider such other matters as in the opinion of the Environmental Arbitrator are reasonably necessary or helpful to make a proper determination. In connection with the determination of a matter submitted to the Environmental Arbitrator, Purchaser may not assert any violation of Environmental Law that is not specified by Purchaser in the applicable Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Liability or the Lowest Cost Response for such Environmental Liability submitted by Seller and may not award damages, interest or penalties to either Party with respect to any matter nor may it award Purchaser a greater amount with respect to the applicable Environmental Liability than the Lowest Cost Response set forth by Purchaser in the applicable Environmental Claim Notice. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Each Party shall bear one-half of the costs and expenses of the Environmental Arbitrator. If the validity of any Environmental Liability or the Lowest Cost Response attributable thereto, is not determined prior to Closing by the Environmental Arbitrator pursuant to this Section 4.4, subject to Seller’s and Purchaser’s right to exclude the affected Asset pursuant to the proviso in Section 4.4(a), (i) all affected Properties shall be conveyed to Purchaser at Closing,

(ii) subject to the application of the Individual ED Threshold and the Environmental Defect Deductible, the Closing Payment shall be reduced in an amount equal to the Purchaser’s good faith estimate of the Lowest Cost Response for the applicable Environmental Liability, and (iii) such amount by which the Closing Payment is reduced shall be deposited into the Escrow Account, which amount shall be disbursed pursuant to the terms of this Agreement and the Escrow Agreement; provided further that once the Environmental Arbitrator finally determines the validity of any Environmental Liability or the Lowest Cost Response with respect thereto, the Parties shall instruct the Escrow Agent to release the amount held in the Escrow Account for such dispute within five (5) Business Days of such resolution.
(d)    Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided to Purchaser for individual Environmental Liabilities for which the Lowest Cost Response to address same does not exceed the Individual ED Threshold; and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided to Purchaser for Environmental Liabilities unless and until the sum of the aggregate amount of all Environmental Liabilities covered by Section 4.4(a) that exceed the Individual ED Threshold, exceeds a deductible in an amount equal to 1.75% of the Purchase Price (the “Environmental Defect Deductible”), after which point Purchaser shall be entitled to adjustments to the Purchase Price or other available remedies under this Section 4.4 with respect to Environmental Liabilities in excess of such Environmental Defect Deductible, subject to the Individual ED Threshold and Seller’s elections under this Section 4.4. The Allocated Value of any Property (or affected portion thereof) retained by Seller in accordance with Section 4.4(a)(ii) may not be used in meeting the Environmental Defect Deductible.
(e)    NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS ARTICLE 4 OR OTHERWISE, PURCHASER SHALL NOT BE ENTITLED HEREUNDER TO ASSERT ANY ENVIRONMENTAL DEFECTS FOR THOSE OF THE ASSETS FOR WHICH PURCHASER OR ANY OF ITS AFFILIATES SERVES AS OPERATOR.
Section 4.5    Limitations. Notwithstanding anything to the contrary in this Agreement, except for the indemnity provided under Section 11.2(c) as it relates to Retained Obligations (limited to Clause (d) of the definition thereof) and/or breaches of the representation in Section 5.15, this Article 4 (without prejudice to Purchaser’s right to terminate this Agreement pursuant to Article 10 as a result of the failure of the closing condition in Section 8.2(e)) is intended to be the sole and exclusive remedy that Purchaser Indemnitees shall have against Seller Indemnitees with respect to any matter or circumstance relating to Environmental Defects, Environmental Laws, Environmental Liabilities, the release or threatened release of materials into the environment or protection of the environment, natural resources, threatened or endangered species or health. Except to the limited extent necessary to enforce the terms of this Article 4 (without prejudice to Purchaser’s right to terminate this Agreement pursuant to Article 10 as a result of the failure of the closing condition in Section 8.2(e)) and the indemnity provided under Section 11.2(c) as it relates to Retained Obligations (limited to clause (d) of the definition thereof) and/or breaches of the representation in Section 5.15, Purchaser (on behalf of itself, each of the other Purchaser Indemnitees and their respective insurers and successors in interest) hereby releases and discharges any and all claims and remedies at Law or in equity, known or unknown, whether now existing or arising in the future, contingent or otherwise, against the Seller Indemnitees with respect to any matter or circumstance relating to Environmental Defects, Environmental Laws, Environmental Liabilities, the release or threatened release of materials into the environment or protection of the environment, natural resources, threatened or endangered species, or health EVEN IF SUCH CLAIMS OR DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT, EXCLUDING GROSS NEGLIGENCE AND WILLFUL MISCONDUCT), STRICT LIABILITY OR OTHER LEGAL FAULT OF SELLER INDEMNITEES. Except as expressly provided in Section 5.15, Purchaser acknowledges that Seller has not made and will not make any representation or warranty regarding any matter or circumstance relating to Environmental Defects, Environmental Laws, Environmental Liabilities, the release or threatened release of materials into the environment or protection of the environment, natural resources, threatened or endangered species, or health, and that except as set forth in Section 5.15, nothing in Article 5 or otherwise shall be construed as such a representation or warranty.
ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER
Section 5.1    Disclaimers.
(a)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 5 OF THIS AGREEMENT OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(G), OR FOR THE SPECIAL WARRANTY IN THE CONVEYANCE (AND WITHOUT LIMITING PURCHASER’S REMEDIES UNDER ARTICLE 10 (WITH RESPECT TO PURCHASER’S RIGHT TO TERMINATE THIS AGREEMENT AS A RESULT OF A FAILURE OF THE CLOSING CONDITION IN SECTION 8.2(A)) OR ARTICLE 11), WITH RESPECT TO THE ASSETS AND THE TRANSACTIONS CONTEMPLATED HEREBY (i) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, STATUTORY, EXPRESS OR IMPLIED, AND (ii) PURCHASER HAS NOT RELIED UPON, AND SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR, ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EQUITY OWNERS, CONSULTANTS, REPRESENTATIVES OR ADVISORS (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY EMPLOYEE, AGENT, OFFICER, DIRECTOR, MEMBER, MANAGER, EQUITY OWNER, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).
(b)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 5 OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT

TO SECTION 9.2(G), OR FOR THE SPECIAL WARRANTY IN THE CONVEYANCE (AND WITHOUT LIMITING PURCHASER’S REMEDIES UNDER ARTICLE 10 (WITH RESPECT TO PURCHASER’S RIGHT TO TERMINATE THIS AGREEMENT AS A RESULT OF A FAILURE OF THE CLOSING CONDITION IN SECTION 8.2(A) OR SECTION 8.2(E)) OR ARTICLE 11), WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER (Y) EXPRESSLY DISCLAIMS, AND PURCHASER ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, STATUTORY, EXPRESS OR IMPLIED, AS TO (i) TITLE TO ANY OF THE ASSETS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (iii) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (iv) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (v) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, (vi) ANY ESTIMATES OF OPERATING COSTS AND CAPITAL REQUIREMENTS FOR ANY WELL, OPERATION, OR PROJECT, (vii) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (viii) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (ix) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EQUITY OWNERS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (Z) FURTHER DISCLAIMS (AND PURCHASER ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED UPON) ANY REPRESENTATION OR WARRANTY, STATUTORY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, WITHOUT LIMITING ITS RIGHTS AND REMEDIES SET FORTH HEREIN, (I) PURCHASER HAS OR, BY CLOSING, WILL HAVE INSPECTED, OR WAIVED PURCHASER’S RIGHT TO INSPECT, THE ASSETS FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES OR NORM, (II) PURCHASER SHALL BE DEEMED TO BE OBTAINING THE ASSETS, INCLUDING THE EQUIPMENT, IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND DEFECTS, AND (III) PURCHASER HAS OR, BY CLOSING, WILL HAVE MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

(c)    PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR POSITIONS TAKEN ON A TAX RETURN WITH RESPECT TO ASSET TAXES FOR A TAXABLE PERIOD BEGINNING BEFORE AND ENDING AFTER THE EFFECTIVE TIME WHERE SUCH POSITION IS BASED ON COMMENTS RECEIVED FROM SELLER AND IMPLEMENTED BY PURCHASER PURSUANT TO SECTION 7.8(B) (IN WHICH CASE PURCHASER CAN RELY ON SUCH POSITION SOLELY FOR SUCH TAXABLE PERIOD) PURCHASER CANNOT RELY ON OR FORM ANY CONCLUSIONS FROM SELLER’S METHODOLOGIES FOR THE DETERMINATION AND REPORTING OF ANY ASSET TAXES THAT WERE UTILIZED FOR ANY TAX PERIOD (OR PORTION THEREOF) BEGINNING PRIOR TO THE CLOSING DATE FOR PURPOSES OF CALCULATING AND REPORTING ASSET TAXES ATTRIBUTABLE TO ANY TAX PERIOD (OR PORTION THEREOF) BEGINNING AFTER THE CLOSING DATE, IT BEING UNDERSTOOD THAT PURCHASER MUST MAKE ITS OWN DETERMINATION AS TO THE PROPER METHODOLOGIES THAT CAN OR SHOULD BE USED FOR ANY SUCH LATER TAX RETURN.
(d)    Any representation “to the knowledge of Seller”, “to Seller’s knowledge” or references to any matters that Seller “knew”, including such matters set forth in Section 11.4(f), is limited to matters within the “actual knowledge” of the Persons set forth on Exhibit C.
(e)    Inclusion of a matter on a Schedule to a representation or warranty which addresses matters having a material or Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a material or Material Adverse Effect. Matters may be disclosed on a Schedule to this Agreement for purposes of information only. Matters disclosed in each Schedule shall qualify the representation and warranty in which such Schedule is referenced and any other representation and warranty to which the applicability of matters disclosed is reasonably apparent on its face.
(f)    From time to time prior to the Closing Date, Seller shall have the right (but not the obligation) to supplement or amend the Schedules hereto to correct any matter that would otherwise constitute a breach of any representation or warranty of Seller contained herein (each a “Schedule Supplement”), and each such Schedule Supplement shall be deemed to be incorporated into and supplement and amend the Schedules with respect to matters arising between the Execution Date and the Closing Date for all purposes hereunder; provided, however, that any such Schedule Supplement shall be disregarded for purposes of, and shall not affect, (i) Purchaser’s conditions to Closing set forth in Section 8.2 or (ii) Purchaser’s remedies under Section 11.2(c)(ii) with respect to any breaches of Seller’s representations related to the Seller Operated Assets that do not individually or in the aggregate give rise to a right by Purchaser to terminate this Agreement pursuant to Section 10.1(c).
(g)    WITHOUT LIMITING ANY KNOWLEDGE QUALIFIERS OTHERWISE SET FORTH HEREIN, ALL SUCH REPRESENTATIONS AND WARRANTIES ARE

DEEMED TO BE QUALIFIED TO SELLER’S KNOWLEDGE IN THE CASE OF ASSETS THAT DO NOT CONSTITUTE SELLER OPERATED ASSETS.
(h)    Subject to the foregoing provisions of this Section 5.1, and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser the matters set out in Section 5.2 through Section 5.21 as of the date of this Agreement, as modified by the Schedules.
Section 5.2    Existence and Qualification. Seller is duly organized, validly existing and in good standing under the Laws of the state of Delaware and is duly qualified to do business in Texas. Seller has all requisite power and authority to own and operate its property (including the Assets) and to carry on its business as now conducted.
Section 5.3    Power. Seller has the requisite power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.
Section 5.4    Authorization and Enforceability. The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar Laws affecting creditors’ rights generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
Section 5.5    No Conflicts. The execution, delivery and performance of this Agreement by Seller, and the transactions contemplated by this Agreement, will not (a) violate any provision of the governing documents of Seller, (b) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any promissory note, bond, mortgage, indenture, loan or similar financing instrument to which Seller is a party or by which Seller or the Assets may be bound, (c) violate in any material respect any judgment, order, ruling, or decree applicable to Seller as a party in interest or (d) violate in any material respect any Laws applicable to Seller or any of the Assets (except for rights to consent by, required notices to, and filings with or other actions by Governmental Bodies where the same are not required prior to the assignment of oil and gas interests).
Section 5.6    Liability for Brokers’ Fees. Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
Section 5.7    Litigation. Except as disclosed on Schedule 5.7, there are no actions, suits or proceedings pending for which Seller has received written notice, or to Seller’s knowledge threatened in writing, before any Governmental Body or arbitrator to which the Assets are subject or that would otherwise prevent or hinder the consummation of the transactions contemplated by this Agreement or Seller’s performance of its obligations hereunder; and there has been no settlement of litigation with Third Parties or order of any Governmental Body with respect to the ownership or operation of the Assets that would be binding on Purchaser (or adversely affect the Assets) after Closing.
Section 5.8    Asset Taxes and Assessments. Except as set forth on Schedule 5.8, Seller warrants and represents, as to the Seller Operated Assets, that (a) all material Asset Taxes that have become due and payable by Seller have been timely paid in full, (b) all material reports, returns, statements (including estimated reports, returns or statements), and other similar filings with respect to Asset Taxes (the “Tax Returns”) required to be filed by Seller have been timely filed (taking into account all applicable extensions) with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; (c) such Tax Returns are true and correct in all material respects; (d) there is not currently in effect any extension or waiver of any statute of limitations regarding the assessment or collection of any Asset Tax with respect to the Assets, which period has not yet expired; (e) there are no administrative proceedings or lawsuits pending with respect to any Asset Tax with respect to the Assets by any taxing authority for which Seller has received written notice; and (f) there are no liens on any of the Assets attributable to Taxes other than liens for Taxes not yet due. Except as set forth on Schedule 5.8, none of the Assets is, or prior to the Closing will be, subject to a Tax partnership or related reporting obligations for U.S. federal income tax purposes. With respect to any Tax partnership that is set forth on Schedule 5.8, Seller is responsible for compliance with all tax reporting obligations of the Tax partnership (including filing income tax returns of the Tax partnership). With respect to each Tax partnership that is set forth on Schedule 5.8, the capital account balance in respect of such Tax partnership that Purchaser will be deemed to acquire as a result of the purchase of the Assets pursuant to this Agreement will be the portion of Seller’s capital account balance attributable to the purchased Assets as of the Closing, and the amount of such capital account balance of Purchaser attributable to the purchased Assets immediately following the Closing will be at least 65% of the aggregate capital account balances immediately following the Closing of all persons who are treated as partners of such Tax partnership (including Purchaser) which are attributable to their respective interests in the properties underlying the Assets. Neither Seller nor any of its Affiliates is a party to or is bound by any Tax allocation or Tax sharing or indemnification agreement with respect to the Assets. Notwithstanding anything in this Agreement to the contrary, this Section 5.8 contains the exclusive representations and warranties with respect to Tax matters, and no other Section in this Article 5 shall apply to Tax matters.
Section 5.9    Outstanding Capital Commitments. As of the date of this Agreement, there is no individual outstanding authority for expenditure which is (or, as of the Effective Time, was) binding on the Assets, the value of which Seller reasonably anticipates exceeds $100,000 chargeable to Seller’s interests participating in the operation covered by such authority for expenditure after the Effective Time, other than those shown on Schedule 5.9 hereto.
Section 5.10    Compliance with Laws. Except as disclosed on Schedule 5.10, the Assets are, and the operation of the Assets has been and currently is, in compliance in all material respects with the provisions and requirements of all Laws (excluding Environmental Laws, which are addressed in Section 5.15) of all Governmental Bodies having jurisdiction with respect to the Assets, or the ownership, operation, development, maintenance, or use of any thereof.
Section 5.11    Contracts. Seller is not and, to Seller’s knowledge, no other party is, in default or breach under any Contract except as disclosed on Schedule 5.11(a). Schedule 5.11(b) sets forth all of the following Contracts included in the Assets or to which any of the Assets or Purchaser will be bound, in each case, from and after the Effective Time (each, a “Material Contract”): (a) any Contract that can reasonably be expected to result in aggregate payments or obligations by or revenues of more than $100,000 during the remainder of the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues); (b) any agreement with any Affiliate of Seller; (c) any agreement or contract for the sale, exchange, or other disposition of, or for the transportation, gathering, marketing, treating, processing or similar Contracts of, Hydrocarbons produced from or attributable to the Assets that is not cancelable without penalty or other material payment on not more than sixty (60) days’ prior written notice; (d) any agreement of or binding upon Seller to sell, lease, farmout, or otherwise dispose of any interest in any of the Assets after the Effective Time; (e) any exploration agreement, participation agreement, development agreement, unit operating agreement, joint operating agreement or similar Contract; (f) any Contract that constitutes a lease under which Seller is the lessor or the lessee of real or personal property which involves an annual base rental of more than $100,000; (g) area of mutual interest agreements and farmout and farmin agreements or agreements that otherwise contain material non-competition restrictions, or material rights of first refusal, or other similar restrictions; (h) any Contract the sole purpose of which (as of the execution of such Contract) is to indemnify another Person; and (i) any indenture, mortgage, loan, credit lien, sale-leaseback or similar Contract affecting any of the Assets that will not be released on or prior to the Closing. No currently effective notices have been received by Seller or any of its Affiliates of the exercise of any premature termination, price redetermination, market-out, shut-in or curtailment of or under any Material Contract. Seller has made available to Purchaser full, true and correct copies of all Material Contracts (including all material amendments thereto) that are not in the possession of or otherwise available to Purchaser.
Section 5.12    Payments for Production. Except as set forth on Schedule 5.12, Seller is (and, from and after the Effective Time, was) not obligated under any contract or agreement containing a take-or-pay, advance payment, prepayment, or similar provision (including volumetric production payments and net profits interests), or under any gathering, transmission, or any other contract or agreement with respect to any of the Seller Operated Assets to sell, gather, deliver, process, or transport any Hydrocarbons without then or thereafter receiving full payment therefor, and Seller is not obligated to pay any penalties under any agreement as a result of the delivery of quantities of Hydrocarbons under or in excess of any such agreement’s requirements.
Section 5.13    Governmental Authorizations. Except as disclosed on Schedule 5.13, Seller has obtained and is maintaining and is in compliance with all federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Governmental Authorizations”) that are presently necessary or required for the operation of the Seller Operated

Assets as currently operated (excluding those required under Environmental Laws). All such Governmental Authorizations are in full force and effect and there are no violations of such Governmental Authorizations that would (or could with notice or lapse of time) result in their termination or revocation.
Section 5.14    Consents and Preferential Purchase Rights. Except as disclosed in Schedule 5.14, no interest of Seller in an Asset is subject to any (a) Preferential Right (or any part thereof) or (b) Required Consent of any Third Party to the sale and conveyance of Seller’s interest in the Assets as provided for in this Agreement (except for Customary Post-Closing Consents).
Section 5.15    Environmental Matters. Except as disclosed on Schedule 5.15, (a) to Seller’s knowledge, the Seller Operated Assets are, and the operation of the Seller Operated Assets has been and currently is, in compliance in all material respects with the provisions and requirements of all applicable Environmental Laws; (b) there are no pending proceedings, and to knowledge of Seller, there are no threatened proceedings, relating to an alleged Environmental Liability or breach of Environmental Laws on or with respect to the Seller Operated Assets, and Seller has not received any written notice from a Governmental Body of any environmental claim, demand, filing or investigation relating to the Seller Operated Assets or written notice from a Governmental Body of any alleged or actual Environmental Liabilities or violation or non-compliance with any Environmental Law or of non-compliance with the terms or conditions of any environmental permits, arising from, based upon, associated with or related to the Seller Operated Assets or the ownership or operation of any thereof, except for prior instances of non-compliance that have been fully and finally resolved to the satisfaction of all Governmental Bodies with jurisdiction over such matters or Environmental Liabilities that have been fully satisfied; and (c) Seller has not entered into or is subject to any agreement, consent, order, decree or judgment of any Governmental Body that is based on any violations of Environmental Laws and that relates to the current or future use of any Seller Operated Assets. The representation and warranty in this Section 5.15 constitutes the only representation and warranty with respect to Environmental Laws, Environmental Liabilities the release or threatened release of materials into the environment or protection of the environment, natural resources, threatened or endangered species, or health and no other representation or warranty appearing in this Agreement shall be construed to cover Environmental Laws, Environmental Liabilities, the release or threatened release of materials into the environment or protection of the environment, natural resources, threatened or endangered species, or health.
Section 5.16    Leases. Except as set forth on Schedule 5.16: (a) Seller has not received any written notice from a lessor of a Lease of any alleged default or breach under any such Lease by Seller or its Affiliates or, to Seller’s knowledge, by any other Person that is a party to such Lease; and (b) no royalty owner has requested to perform or, to Seller’s knowledge, is currently performing, an audit regarding the payment of any royalties under the Leases or any similar payment.
Section 5.17    Wells. With respect to the Seller Operated Assets, except as set forth on Schedule 5.17, (a) no Well is subject to penalties on allowables because of any overproduction or any other violation of Laws; (b) there are no Wells that have been plugged and abandoned in a manner that does not comply with applicable Laws; and (c) with respect to the Properties, there are currently no obligations, whether under Laws or Contracts, and Seller has not received notice or demand from any Governmental Body or Third Party, to plug any Wells, dismantle any facilities, or close any pits and restore or remediate the surface around such Wells, facilities, or pits. All currently producing Wells and Equipment operated by Seller are in an operable state of repair adequate to maintain normal operations in accordance with past practices of Seller, ordinary wear and tear excepted. Schedule 5.17 contains a true and complete list of the status of the Payout Balance as of the Effective Time for each Well operated by Seller.
Section 5.18    Suspense Funds. Schedule 5.18 lists all funds held in suspense by Seller or its Affiliates (including the Person last known by Seller to be the appropriate payee and the reason such payments are being held in suspense) as of the Effective Time that are attributable to the Seller Operated Assets.
Section 5.19    Imbalances. Schedule 5.19 sets forth all Imbalances associated with the Seller Operated Assets as of the Effective Time.
Section 5.20    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s knowledge, threatened in writing against Seller or any Affiliate of Seller. Seller is not insolvent.
Section 5.21    Pipeline Systems. The Pipeline Systems (a) comply in all material respects with all applicable Laws, (b) are free and clear of liens and encumbrances (other than Permitted Encumbrances), and (c) are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted.
ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller the following:
Section 6.1    Existence and Qualification. Purchaser is duly organized, validly existing and in good standing under the Laws of the state of Texas and is duly qualified to do business in Texas. Purchaser has all requisite power and authority to own and operate the Assets and to carry on its business as now conducted.
Section 6.2    Power. Purchaser has the requisite power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.
Section 6.3    Authorization and Enforceability. The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
Section 6.4    No Conflicts. The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement, will not (a) violate any provision of the limited partnership agreement or other governing or charter documents of Purchaser, (b) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any promissory note, bond, mortgage, indenture, loan or similar financing instrument to which Purchaser is a party or which affects Purchaser’s assets, (c) violate in any material respect any judgment, order, ruling, or decree applicable to Purchaser as a party in interest or (d) violate in any material respect any Laws applicable to Purchaser or any of its assets (except for rights to consent by, required notices to, and filings with or other actions by Governmental Bodies where the same are not required prior to the assignment of oil and gas interests).
Section 6.5    Liability for Brokers’ Fees. Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
Section 6.6    Litigation. As of the date of the execution of this Agreement, there are no actions, suits or proceedings pending, or to Purchaser’s knowledge, threatened in writing before any Governmental Body against Purchaser or any subsidiary of Purchaser which are reasonably likely to materially impair Purchaser’s ability to promptly and fully perform its obligations under this Agreement.
Section 6.7    Financing. Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the Closing Payment to Seller at the Closing.
Section 6.8    Independent Investigation. Purchaser (a) is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities and is aware of the risks associated with the purchase, ownership and operation of such properties and facilities, (b) is capable of evaluating, and hereby acknowledges that it has so evaluated, the merits and risks of the Assets, ownership and operation thereof and its obligations hereunder, and (c) is able to bear the economic risks associated with the Assets, ownership and operation thereof and its obligations hereunder. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser (i) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and acknowledges and agrees that, except for the express representations, warranties, covenants and remedies provided in this Agreement, (A) it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made at any time by Seller or any of its directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives or any other Person, whether or not any such representations, warranties or statements were made in writing or orally, (B) neither Seller nor any of its directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives or any other Person makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or its directors, officers, employees, Affiliates, controlling persons, agents or representatives, including any information, document or material provided or made available, or statements made or provided to Seller (including its directors, officers, employees, Affiliates, controlling persons, agents or representatives) in connection with the transactions contemplated by this Agreement, including without limitation, any such information contained in or provided in “data rooms,” management presentations or supplemental due diligence information provided by Seller or discussions or access to management of Seller; and (C) the information referred to in (B) above may include certain projections, estimates and other forecasts and plans and that there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans and Purchaser is familiar with such uncertainties and takes full responsibility for making its own evaluation of the adequacy and accuracy of all such projections, estimates and other forecasts and plans and any use or reliance by Purchaser on such information referred to in (B) above is (or the projections, estimates and other forecasts and plans that may be contained therein) at Purchaser’s sole risk; (ii) without limiting Purchaser’s rights and remedies herein, has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Assets; and (iii) agrees to the fullest extent permitted by Law that neither Seller nor any of its directors, officers, employees, Affiliates, controlling persons, agents or representatives shall have any liability or responsibility whatsoever to Purchaser or its directors, officers, employees, Affiliates, controlling persons, agents or representatives on any basis (including in contract or tort, under Federal or state securities laws or otherwise) resulting from the distribution to Purchaser or Purchaser’s use of any of the information referred to in clause (i)(B) above. Purchaser acknowledges and affirms as of the Closing Date that (i) it has completed and relied solely upon its own independent investigation, verification, analysis and evaluation of the Assets and the express provisions of this Agreement, (ii) made all such reviews and inspections of the Assets as it has deemed necessary or appropriate and (iii) except for the express representations, warranties, covenants and remedies provided in this Agreement, it is acquiring the Assets on an as-is, where-is basis with all faults, and has not relied upon any other representations, warranties, covenants or statements of Seller in entering into this Agreement.
Section 6.9    Bankruptcy. Except for claims or matters related to the bankruptcy case of Penn Virginia Corporation and its subsidiaries commenced under Case No. 16-32395 on May 12, 2016 and concluded on September 12, 2016, for which the United States Bankruptcy Court for the Eastern District of Virginia retains jurisdiction, there are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by, or, to Purchaser’s knowledge, threatened, in writing, against Purchaser or any Affiliate of Purchaser. Purchaser is not insolvent.
Section 6.10    Qualification. Purchaser shall be, at Closing, qualified to own and assume operatorship of the Assets in all jurisdictions where the Assets to be transferred to it are located, and the consummation of the transactions contemplated in this Agreement will not cause Purchaser to be disqualified as such an owner or operator. To the extent required by applicable Law, as of the Closing, Purchaser has, and will continue to maintain, all bonds and any other surety instruments as may be required by, and in accordance with, such state or federal regulations governing the ownership and operation of the Assets.
Section 6.11    Consents. Except for (a) consents and approvals for the assignment of the Assets to Purchaser that are customarily and lawfully obtained after the assignment of properties similar to the Assets and (b) any consents that Seller is required to obtain under this Agreement or otherwise, there are no consents, approvals or other restrictions on assignment applicable to Purchaser that Purchaser is obligated to obtain or furnish, including requirements for consents from Third Parties to any assignment (in each case), that would be applicable in connection with the consummation of the transactions contemplated by this Agreement or the performance and observance of the covenants and obligations of Purchaser.
Section 6.12    Knowledge. As of the Execution Date, Purchaser does not have any knowledge of an actual breach (or any fact, condition or circumstance that could reasonably be considered to constitute or could reasonably be considered to give rise to a breach) of any representation or warranty of Seller hereunder.
ARTICLE 7

COVENANTS OF THE PARTIES
Section 7.1    Access. Between the date of execution of this Agreement and continuing until the Closing Date, Seller will give Purchaser and its representatives reasonable access to Seller’s offices and the Records, including the right to copy, at Purchaser’s expense, the Records in Seller’s possession, for the sole purpose of conducting an investigation of the Assets, but only to the extent that Seller may do so without violating any applicable Law or obligations to any Third Party and to the extent that Seller has authority to grant such access without breaching any restriction binding on Seller for which Seller has not, after commercially reasonable efforts without the payment of any money or fees (with respect to which Purchaser has not agreed in writing to pay), obtained the permission, consent or waiver applicable to the records affected by applicable Law or Third Party obligations. Such access by Purchaser shall be subject to applicable limitations in Section 4.1 and shall be limited to Seller’s normal business hours, and any weekends and after hours requested by Purchaser that can be reasonably accommodated by Seller, and Purchaser’s investigation shall be conducted in a manner that minimizes interference with the operation of the Assets. All information obtained by and access granted to Purchaser and its representatives under this Section shall be subject to the terms of Section 7.6 and the confidentiality restrictions set forth in the Confidentiality Agreement.
Section 7.2    Government Reviews. Each Party shall in a timely manner (a) make all required filings, if any, with and prepare applications to and conduct negotiations with, each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate for such Party to consummate the transactions contemplated hereby, and (b) provide such information as the other Party each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.

Section 7.3    Notification of Breaches.
(a)    If any of Purchaser’s or Seller’s representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Purchaser’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date (other than on a specified date) shall not have been so performed or observed in any material respect, but, if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the Outside Date), then such breach shall be considered not to have occurred for all purposes of this Agreement.
(b)    Notwithstanding anything to the contrary contained herein, if Purchaser elects to proceed with Closing with knowledge by Purchaser of any failure of any condition to be satisfied in its favor or the breach of any agreement or covenant by the Seller, then the condition that is unsatisfied or the agreement or covenant that is breached at the Closing Date shall be deemed waived by Purchaser and Purchaser shall be deemed to fully release and forever discharge Seller on account of any and all claims, demands or charges, known or unknown, with respect to such condition, agreement or covenant; provided, however, that any Purchaser Interim Matter shall not be so released or discharged.
(c)    Notwithstanding anything to the contrary contained herein, if Seller elects to proceed with Closing with knowledge by Seller of any failure of any condition to be satisfied in its favor or the breach of any agreement or covenant by the Purchaser, then the condition that is unsatisfied or the agreement or covenant that is breached at the Closing Date shall be deemed waived by Seller and Seller shall be deemed to fully release and forever discharge Purchaser on account of any and all claims, demands or charges, known or unknown, with respect to such condition, agreement or covenant; provided, however, that any Seller Interim Matter and/or Excluded Asset shall not be so released or discharged.
Section 7.4    Operatorship. Except with respect to the Assets identified on Schedule 7.4, upon reasonable request from Purchaser, at Purchaser’s sole cost and expense, for a period of one hundred and eighty (180) days after the Closing Date, Seller will assist Purchaser in Purchaser’s efforts to succeed Seller as operator of any Wells included in the Seller Operated Assets. Seller makes no representation and does not warrant or guarantee that Purchaser will succeed in being appointed successor operator. Purchaser shall promptly, following Closing (or earlier to the extent provided under Section 7.13), file and diligently pursue until receipt of any acknowledgement, consent or confirmation by applicable agencies all appropriate or required forms, applications, permit transfers, declarations, guarantees, or bonds or other financial support with federal and state agencies relative to its assumption of operatorship. Except with respect to the Assets identified on Schedule 7.4, for all Seller Operated Assets, Seller shall execute and deliver to Purchaser, on forms to be prepared by Purchaser and acceptable to Seller, and Purchaser shall promptly file, the applicable forms transferring operatorship of such Seller Operated Assets to Purchaser.
Section 7.5    Operation of Business.

(a)    Except (i) as set forth on Schedule 7.5, (ii) as may be required to deal with an emergency, (iii) for expenditures or operations set forth on Schedule 5.9, (iv) as required under a Material Contract or (v) as otherwise consented to in writing by Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, until the Closing, Seller (a) will own the Assets, and operate the Seller Operated Assets, in the ordinary course consistent with past practices, applicable Laws, the Leases and the Contracts, (b) with respect to the Seller Operated Assets, will not commit to any single operation, or series of related operations, reasonably anticipated by Seller to require future capital expenditures by the owner of the Assets in excess of $100,000 (net to Seller’s interest) or make any capital expenditures related to the Assets in excess of $100,000 (net to Seller’s interest), (c) will not terminate, amend, execute or extend any Material Contracts except for any Material Contracts set forth on Schedule 5.8, (d) will maintain its current insurance coverage on the Assets, if any, presently furnished by nonaffiliated Third Parties in the amounts and of the types presently in force, (e) will use commercially reasonable efforts to maintain in full force and effect all Leases, (f) will maintain all material Governmental Authorizations necessary for the ownership or operation of the Assets as currently operated, (g) will not transfer, farmout, sell, hypothecate, encumber or otherwise dispose of any Assets except for sales and dispositions of Hydrocarbon production and Equipment made in the ordinary course of business consistent with past practices, (h) will not, without Purchaser’s prior consent, not to be unreasonably withheld, conditioned or delayed, become or permit itself to be deemed a non-consenting party to any operation proposed by a Third Party (excluding any Affiliates of Purchaser) with respect to any Property and (i) will not commit to do any act prohibited by the foregoing clauses (a)-(h). Purchaser’s approval of any action restricted by this Section 7.5 shall be considered granted within five (5) Business Days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s written notice) of Seller’s notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period. In the event of an emergency, Seller may take such action as a prudent operator would take and shall notify Purchaser of such action promptly thereafter.
(b)    Notwithstanding anything to the contrary contained in this Agreement, with respect to any Asset for which Seller is not the operator, Seller shall not be deemed to have breached or otherwise violated any of its covenants or agreements contained in this Agreement that are applicable to such Assets as a result of an action or inaction of a Third Party operator so long as Seller exercises commercially reasonable efforts to attempt to cause any Third Party operator of such Assets to comply with such covenant or agreement.
(c)    Purchaser acknowledges that Seller may own an undivided interest in certain of the Assets and Purchaser agrees that the acts or omissions of the other working interest owners who are not affiliated with Seller shall not constitute a violation of the provisions of this Article 7 nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interest in a manner consistent with the provisions of this Article 7.

(d)    Notwithstanding anything to the contrary contained in this Agreement, until the earlier to occur of termination of this Agreement pursuant to Article 10 and the Closing, should Seller not wish to participate in any operation properly proposed by Purchaser or its Affiliates with respect to any Property pursuant to the applicable Contract to which such Property is subject, Seller shall give Purchaser written notice thereof no later than five (5) Business Days prior to the conclusion of the timeframes set forth in such Contract; and Seller shall not be obligated to participate in any such operation unless Seller receives from Purchaser, no later than three (3) Business Days prior to the date when a decision with respect to such operation is required to be made by Seller under such Contract, the written election of Purchaser (i) to require Seller to participate in such operation and (ii) to pay all Property Costs of Seller with respect to such operation. If Purchaser provides such written election, Seller shall make an election to participate in such operation in accordance with such Contract, and (A) Purchaser shall be responsible for all Property Costs associated therewith and (B) pursuant to and as set forth in the applicable Contract for which such election was made, Purchaser shall be entitled to collect out of any revenues attributable to the applicable operation the penalty, if any, that Seller, as nonconsenting party, would have suffered under the applicable Contract, with such penalty to be paid and/or received in the same manner as such penalty would have been paid to and/or received thereunder by the consenting parties to such operation.
Section 7.6    Indemnity Regarding Access. Purchaser, on behalf of itself and the Purchaser Indemnitees, hereby releases and agrees to indemnify, defend and hold harmless all Seller Indemnitees and the other owners of interests in the Assets from and against any and all claims, liabilities, losses, costs and expenses (including court costs, expert fees and reasonable attorneys’ fees) attributable to personal injuries, death, or property damage, to the extent arising out of or relating to Purchaser’s access to the Assets or Seller’s offices, the Records and other related activities or information prior to the Closing by Purchaser Indemnitees (in each case, pursuant to this Agreement), EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, EXCEPT TO THE EXTENT ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE SELLER INDEMNITEES OR ANY PARTY SEEKING INDEMNIFICATION UNDER THIS SECTION 7.6.
Section 7.7    Other Preferential Rights.
(a)    Should a Third Party fail to exercise its Preferential Right as to any portion of the Assets prior to Closing and the time for exercise or waiver has not yet expired, or in the event such Third Party has exercised its Preferential Right prior to Closing but the transfer with respect to the applicable Property has not been consummated as of Closing, subject to the remaining provisions of this Section 7.7, such Assets shall be included in the transaction at Closing, such Preferential Right to purchase shall be a Permitted Encumbrance hereunder, and the following procedures shall be applicable. Purchaser shall satisfy all such Preferential Right obligations of Seller to such holders and shall indemnify and hold harmless all Seller Indemnitees from and against any and all claims, liabilities, losses, damages, costs and expenses (including court costs, expert fees and reasonable attorney’s fees) in connection therewith, and Purchaser shall be entitled to receive (and Seller hereby assigns to Purchaser all of Seller’s rights to) all proceeds, received from such holders in connection with such Preferential Rights.
(b)    Prior to Closing, should any Third Party bring any suit, action or other proceeding seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce Preferential Rights, the Assets or portion thereof subject to such suit, action or other proceeding shall be excluded from the Assets transferred at Closing and the Purchase Price shall be reduced by the Allocated Value of such excluded Assets or portions thereof. Promptly after the suit, action or other proceeding is dismissed or settled or a judgment is rendered in favor of Seller, as applicable, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all such Assets or portions thereof not being sold to the Third Party for a Purchase Price equal to the Allocated Value of such Assets or portions thereof, adjusted as provided in Section 2.2.
Section 7.8    Tax Matters.
(a)    Subject to the provisions of Section 12.3, Seller shall (i) be responsible for all Asset Taxes related to the ownership or operation of the Assets that are attributable to any taxable period, or portion thereof, that ends at or prior to the Effective Time and (ii) indemnify and hold harmless Purchaser from and against such Asset Taxes (to the extent not already paid by Seller to Purchaser pursuant to Section 7.8(c) or borne by Seller as a result of the adjustment to Purchase Price pursuant to Section 2.2(a)(viii). Purchaser shall (i) be responsible for all other Asset Taxes related to the ownership or operation of the Assets. and (ii) indemnify and hold harmless Seller from and against such Assets Taxes (to the extent not already paid by Purchaser to Seller pursuant to Section 7.8(c) or borne by Purchaser as a result of the adjustment to Purchase Price pursuant to Section 2.2(a)(xii)). For purposes of determining these allocations and the allocations described in Section 2.2, (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii), below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a taxable period beginning before and ending after the Effective Time shall be allocated between the portion of such taxable period ending immediately prior to the Effective Time and the portion of such taxable period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable taxable period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such taxable period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

(b)    Regardless of which Party is responsible for Asset Taxes pursuant to Section 7.8(a), Seller shall handle payment to the appropriate Governmental Body of all Asset Taxes related to the ownership or operation of the Assets which are required to be paid prior to Closing (and shall file all Tax Returns with respect to such Asset Taxes); provided, that to the extent such Asset Taxes relate to the periods from and after the Effective Time, as determined pursuant to Section 7.8(a), such payment shall be on behalf of Purchaser, and promptly following the Closing Date, following Seller’s request, Purchaser shall pay to Seller any such Asset Taxes (but only to the extent that such amounts have not already been accounted for under Section 2.2). Purchaser shall handle payment to the appropriate Governmental Body of all Asset Taxes related to the ownership or operation of the Assets which are required to be paid after Closing (and shall file all Tax Returns with respect to such Asset Taxes); provided, that in the event that Seller is required by applicable Law to file a Tax Return with respect to such Asset Taxes after the Closing Date which includes all or a portion of a Tax period for which Purchaser is liable for such Asset Taxes, following Seller’s request, Purchaser shall promptly pay to Seller all such Asset Taxes allocable to the period or portion thereof beginning at or after the Effective Time (but only to the extent that such amounts have not already been accounted for under Section 2.2).
(c)    If Seller or Purchaser (or an Affiliate of Seller or Purchaser) receives a refund of any Taxes (whether by payment, credit offset or otherwise, with any interest thereon) covered by Section 7.8(a) that are paid by and required to be borne by the other Party, the Party that received (or whose Affiliate received) such refund shall promptly (but no later than thirty (30) days after receipt) remit payment to such other Party of an amount equal to the refund amount, with any interest thereon, less expenses incurred in obtaining such refund, including all relevant documentation. Each Party shall cooperate with the other and its Affiliates (at the request of such other Party or its Affiliates) in order to take all reasonably necessary steps to claim any refund to which it is entitled. Purchaser agrees to notify Seller promptly following the discovery of a right to claim any refund to which Seller is entitled and upon receipt of any such refund. In the event a Party has paid a refund to the other Party pursuant to this Section 7.8(c) and is subsequently required to repay such refund to any Governmental Body, upon written request, the Party that had received a payment under this Section 7.8(c) shall promptly repay such amount to the Party required to repay the refund to the Governmental Body.
(d)    Except to the extent required by applicable Laws, Purchaser shall not and shall not permit its Affiliates to amend any Tax Return with respect to Taxes for which Seller is liable under Section 7.8(a). Any Tax Return prepared by Purchaser for a taxable period, or portion thereof, beginning before the Effective Time shall (except as otherwise required by applicable Laws) be prepared in accordance with Seller’s prior practice and shall not be filed without Seller’s written consent (not to be unreasonably withheld, conditioned or delayed) after providing Seller a copy thereof reasonably in advance of the due date for filing such Tax Returns. In the event that Seller is required by applicable Law to file any Tax Return with respect to Taxes for which Purchaser is responsible hereunder, Seller shall prepare and timely file such Tax Return but shall not file such Tax Return without Purchaser’s written consent (not to be unreasonably withheld, conditioned or delayed) after providing

Purchaser a copy thereof reasonably in advance of the due date for filing such Tax Return. If Seller or Purchaser disputes any item on a Tax Return described in this Section 7.8(d), it shall notify the other Party of such disputed item (or items) and the basis for its objection. The Parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. Purchaser and Seller shall each provide the other with all information reasonably necessary to prepare any Tax Return described in this Section 7.8(d).
(e)    After the Closing, Purchaser shall notify Seller in writing within five (5) days of the receipt of the notice of any proposed assessment or commencement of any Asset Tax audit or administrative or judicial proceeding and of any Asset Tax demand or claim on Purchaser or any of its Affiliates that, if determined adversely to the taxpayer or after the lapse of time, could reasonably be grounds for indemnification by Seller; provided, that failure to timely provide such notice shall not affect the right of Purchaser’s indemnification hereunder, except to the extent Seller is prejudiced by such delay or omission. Such notice shall contain factual information describing the asserted Asset Tax liability in reasonable detail and shall include copies of any notice or other document received from any Governmental Body in respect of any such asserted Asset Tax liability. Seller shall control any proceeding with respect to any Asset Taxes or Tax Returns (“Tax Audit”) for any item relating to a Tax for which Seller is reasonably likely to be solely responsible pursuant to Section 7.8(a). Neither Purchaser nor Seller shall settle any such Tax Audit in a way that would adversely affect the other Party without the other Party’s written consent, which consent the other Party shall not unreasonably withhold, delay or condition. Purchaser and Seller shall each provide the other with all information reasonably necessary to conduct a Tax Audit with respect to Asset Taxes or the transactions contemplated by this Agreement. For the avoidance of doubt, the provisions of this Section 7.8(e) (and not the provisions of Section 11.3) shall exclusively govern the Parties’ rights and obligations with respect to Tax Audits.
(f)    If, prior to Closing, Seller has paid on behalf of other working interest owners, royalty interest owners, overriding royalty interest owners and other interest owners in the Assets, ad valorem, property, severance, production and similar Taxes imposed on the ownership of the Assets or the production of Hydrocarbons produced from such Assets for Tax periods or portions thereof after the Effective Time (such amounts, “Post-Effective Time Tax Advances”) and has not recouped such Post-Effective Time Tax Advances before the Closing Date from such working interest owners, royalty interest owners, overriding royalty interest owners and other interest owners in the Assets, Purchaser shall, at Seller’s written request, use its commercially reasonable efforts to take such actions requested by Seller, at Seller’s expense, to recoup the Post-Effective Time Tax Advances from such other working interest owners, royalty interest owners, overriding royalty interest owners and other interest owners in such Assets and shall promptly remit any such recovered Post-Effective Time Tax Advance amounts to Seller.
(g)    Purchaser and Seller agree that either or both of Seller and Purchaser may elect to treat the acquisition or sale of the Assets as an exchange of like-kind property under

Section 1031 of the Code (an “Exchange”) to the extent permitted by applicable Law; provided that the Closing shall not be delayed by reason of the Exchange. Upon request, each Party agrees to use reasonable efforts to cooperate with the other Party in the completion of such an Exchange including an Exchange subject to the procedures outlined in Treasury Regulation Section 1.1031(k)-1 and/or Internal Revenue Service Revenue Procedure 2000-37. Each of Seller and Purchaser shall have the right at any time prior to Closing to assign all or a part of its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation Section 1.1031(k)-1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000-37) to effect an Exchange. Each Party acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other Person in connection with the Exchange shall release either Party from, or modify, any of its liabilities and obligations (including indemnity obligations to each other) under this Agreement, and neither Party makes any representations as to any particular tax treatment that may be afforded to the other Party by reason of such assignment or any other actions taken in connection with the Exchange. The Party electing to treat the acquisition or sale of the Assets as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Exchange, and in consideration for the cooperation of the other Party, the Party electing Exchange treatment shall agree to pay all costs associated with the Exchange and to indemnify and hold the other Party, its Affiliates, and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives harmless from and against any and all Damages arising out of, based upon, attributable to or resulting from the Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by the other Party but for the electing Party’s Exchange election.
Section 7.9    Special Warranty of Title.
(a)    The Conveyance shall contain a covenant of Seller to warrant and defend Defensible Title to the Properties after Closing from and against the lawful claims of Third Parties arising by, through or under Seller, but not otherwise (the “Special Warranty”). All claims in respect of the Special Warranty must be brought under Section 11.2(c)(iv) and are subject to the survival period set forth in Section 11.4(a).
(b)    Notwithstanding anything to the contrary in this Agreement, Seller shall have no liability for breach of the Special Warranty for matters for which and to the extent Purchaser had knowledge prior to the Title Claim Date that such matters constituted a Title Defect hereunder and failed to assert the same under this Agreement prior to the Title Claim Date.
Section 7.10    Suspended Proceeds. Seller shall transfer and remit to Purchaser, in the form of an adjustment to the Purchase Price, all Suspended Proceeds. Purchaser shall be solely responsible for the proper distribution of such Suspended Proceeds to the Person or Persons which or who are entitled to receive payment of the same.

Section 7.11    Further Assurances. After Closing, Seller and Purchaser each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.
Section 7.12    Change of Name. Unless otherwise authorized by Seller in writing, as promptly as practicable, but in any case within thirty (30) days after the Closing Date, Purchaser shall eliminate the name “Hunt Oil” and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any Marks belonging to Seller or any of its Affiliates.
Section 7.13    Replacement of Bonds; Letters of Credit and Guarantees.
(a)    Purchaser acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with any Governmental Bodies and/or relating to the Assets, including those set forth in Schedule 7.13(a) (the “Governmental Bonds”) are to be transferred to Purchaser. On or before Closing, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such Governmental Bonds to the extent such replacements are necessary (i) for Purchaser’s ownership of the Assets, and (ii) to permit the cancellation of the Governmental Bonds posted by Seller and/or any Affiliate of Seller with respect to the Assets. In addition, at or prior to Closing, Purchaser shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Bodies meeting the requirements of such Governmental Bodies to own and, if applicable, operate the Assets.
(b)    At Seller’s request, Purchaser shall cooperate with Seller in order to cause Seller and its Affiliates to be released, as of the Closing Date, from all guarantees, performance bonds, letters of credit, escrow accounts and other forms of financial assurance previously put in place by Seller with Third Parties that are not Governmental Bodies in connection with its ownership and operation of the Assets and that are set forth in Schedule 7.13(b) (the “Guarantees”). Without limiting the foregoing, if required by a counterparty to any Guarantee, Purchaser shall, and, if applicable, shall cause its Affiliates to, provide, effective as of the Closing Date or such later date as may be required by such counterparty, substitute guarantee or similar arrangements for all post-Closing periods covered by the Guarantees, which guarantee or similar arrangements shall (i) constitute a type of security, and (ii) be provided by a party whose creditworthiness is, in each case, equivalent to or better than that required by the counterparty to such Guarantee. In the event that any counterparty to any such Guarantee does not release Seller or any of its Affiliates or in the event that any Governmental Body does not permit the cancellation of any Governmental Bond posted by Seller and/or any Affiliate of Seller with respect to the Assets, then, from and after Effective Time, Purchaser shall indemnify Seller or any Affiliate of Seller, as applicable, against all amounts thereafter incurred by Seller or any Affiliate of Seller, as applicable, under such Guarantee or such Governmental Bond (and all costs incurred in connection with such Guarantee or such Governmental Bond) if applicable to the Assets acquired by Purchaser. Notwithstanding anything to the contrary contained in this

Agreement, any cash placed in escrow by Seller or any Affiliate of Seller pursuant to the Guarantees must be returned to Seller as soon as practicable and shall be deemed an Excluded Asset for all purposes hereunder.
Section 7.14    Audits and Filings.
(a)    Seller acknowledges that Purchaser and its Affiliates may be required to include statements of revenues and direct operating expenses and other financial information relating to the Assets for one or more years or interim periods ending on or prior to the Closing (collectively, the “Financial Statements”), and that such Financial Statements may be required to be audited or reviewed in accordance with GAAP and may need to comply with the requirements of the Securities Exchange Commission for inclusion or incorporation by reference into one or more registration statements, reports or other documents (collectively, “SEC Documents”) required to be filed by Purchaser or its Affiliates under the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules set forth in Regulation S-X, or other rules promulgated thereunder or in an offering memorandum relating to a private placement of securities exempt from registration under the Securities Act (“Offering Document”). From and after the Execution Date, Seller shall, shall cause its Affiliates to, and shall use commercially reasonable efforts to cause its accountants and counsel to, cooperate with Purchaser, its Affiliates and their respective agents, advisors and representatives in preparing and obtaining the Financial Statements to the extent that Seller or such other Persons has such information available or can obtain such information using commercially reasonable efforts. Further, from and after the Execution Date and following reasonable advance notice from Purchaser to Seller, Seller shall, shall cause its Affiliates to, and shall use commercially reasonable efforts to cause its accountants and counsel to, make available during normal business hours to Purchaser and its Affiliates and their agents, advisors and representatives reasonable access to any and all books, records, information and documents that are attributable to the Assets in any of Seller’s or any of its Affiliates’ possession or control if reasonably required by Purchaser or its Affiliates in connection with the creation and audit or review of the Financial Statements. Purchaser shall be responsible, and obligated to promptly reimburse Seller, for any and all reasonable costs and expenses incurred by Seller or its Affiliates to the extent associated with preparing and obtaining the Financial Statements pursuant to this Section 7.14 and otherwise complying with the provisions of this Section 7.14.
(b)    To the extent reasonably requested by Purchaser, Seller shall use its commercially reasonable efforts to obtain representation letters and similar documents (in each case, in form and substance customary for representation letters provided to external audit firms by management of a company whose financial statements are the subject of an audit or review used in filings of acquired company financial statements under the Exchange Act) from applicable personnel of Seller and its Affiliates as may be required in connection with the preparation and audit or review of the Financial Statements or delivery of a “comfort letter” for a securities offering by Purchaser or its Affiliates and solely to the extent related to the Assets; provided, that Purchaser shall provide customary indemnity for any officer or employee of Seller or its Affiliates executing any such representation letter. To the extent requested by Purchaser, Seller shall use its commercially reasonable efforts to request that each independent audit firm that audits or reviews the Financial Statements provide consents necessary for the inclusion or incorporation by reference of the Financial Statements in any SEC Document or any Offering Document in which the Financial Statements are required to be included or incorporated.
(c)    All of the information provided by Seller or its Affiliates pursuant to this Section 7.14 is given without any representation or warranty, express or implied, and no Seller Indemnitee shall have any liability or responsibility with respect thereto.
(d)    For a period of three (3) years following the Closing Date, Seller shall, and shall cause its respective Affiliates to, retain all books, records, information and documents in their or their Affiliates’ possession that are necessary to prepare and audit the Financial Statements, except to the extent originals or copies thereof are transferred to Purchaser in connection with Closing.
Section 7.15    Tax Partnership Matters
ARTICLE 8

CONDITIONS TO CLOSING
Section 8.1    Conditions of Seller to Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction on or prior to Closing of each of the following conditions:
(a)    Representations. The representations and warranties of Purchaser set forth in Article 6 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for such breaches, if any, as would not individually have a Material Adverse Effect (provided, that to the extent such representation or warranty is qualified by its terms by materiality or Material Adverse Effect, such qualification in its terms shall be inapplicable for purposes of this Section and the Material Adverse Effect qualification contained in this Section 8.1(a) shall apply in lieu thereof);
(b)    Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;
(c)    Pending Litigation. No suit, action or other proceeding by any Governmental Body seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body;

(d)    Deliveries. Purchaser shall have delivered to Seller duly executed counterparts of the Conveyances and the other documents and certificates to be delivered by Purchaser under Section 9.3;
(e)    Title Defects, Casualty or Condemnation and Environmental Liabilities. The aggregate amount of (i) the sum of all Title Defect Amounts for actual Title Defects covered by Section 3.4(d)(i) or (ii) (excluding Preferential Rights treated as Title Defects under Section 3.5), less the sum of all Title Benefit Amounts for actual Title Benefits, as determined under Article 3, plus (ii) the sum of all adjustments to the Purchase Price for Environmental Liabilities covered by Section 4.4(a)(i) or (ii), plus (iii) the aggregate amount of the Allocated Values of all Properties excluded from the Properties to be conveyed to Purchaser at Closing pursuant to Section 3.6 shall not exceed an amount equal to 20% of the Purchase Price; and
(f)    Payment. Purchaser shall be ready, willing and able to pay the Closing Payment.
Section 8.2    Conditions of Purchaser to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the following conditions:
(a)    Representations. The representations and warranties of Seller set forth in Article 5 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for such breaches, if any, as would not individually have a Material Adverse Effect (provided, that to the extent such representation or warranty is qualified by its terms by materiality or Material Adverse Effect, such qualification in its terms shall be inapplicable for purposes of this Section and the Material Adverse Effect qualification contained in this Section 8.2(a) shall apply in lieu thereof);
(b)    Performance. Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;
(c)    Pending Litigation. No suit, action or other proceeding by any Governmental Body seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body;
(d)    Deliveries. Seller shall be ready, willing and able to deliver to Purchaser duly executed counterparts of the Conveyances and the other documents and certificates to be delivered by Seller under Section 9.2; and
(e)    Title Defects, Casualty or Condemnation and Environmental Liabilities. The aggregate amount of (i) the sum of all Title Defect Amounts for actual Title Defects covered by Section 3.4(d)(i) or (ii) (excluding Preferential Rights treated as Title Defects under Section 3.5), less the sum of all Title Benefit Amounts for actual Title Benefits, as determined under Article 3, plus (ii) the sum of all adjustments to the Purchase Price for Environmental Liabilities covered by Section 4.4(a)(i) or (ii), plus (iii) the aggregate amount of the Allocated Values of all Properties excluded from the Properties to be conveyed to Purchaser at Closing pursuant to Section 3.6 shall not exceed an amount equal 20% of the Purchase Price.
ARTICLE 9

CLOSING
Section 9.1    Time and Place of Closing.
(a)    Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Seller at 1900 N Akard St, Dallas, TX 75201, at 10:00 a.m. local time, on the earlier to occur of (i) March 1, 2018 (the “Target Closing Date”) or (ii) if all conditions in Article 8 to be satisfied prior to Closing have not yet been satisfied or waived on such date, as soon as thereafter as such conditions have been satisfied or waived, subject to the rights of the parties under Article 10.
(b)    The date on which the Closing occurs is herein referred to as the “Closing Date.”
Section 9.2    Obligations of Seller at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall deliver or cause to be delivered to Purchaser the following:
(a)    the Conveyance, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller;
(b)    the Preliminary Settlement Statement, duly executed by Seller, in accordance with Section 9.4(a);
(c)    to the extent applicable assignments, on appropriate forms, of state and of federal leases comprising portions of the Assets, duly executed by Seller;
(d)    to the extent required under any law or Governmental Body, Seller and Purchaser shall deliver federal and state change of operator forms designating Purchaser as the operator of the Properties currently operated by Seller;
(e)    letters-in-lieu of division or transfer orders covering the Assets that are prepared and provided by Purchaser and reasonably satisfactory to Seller to reflect the transactions contemplated hereby, duly executed by Seller;
(f)    duly executed and acknowledged (where applicable) releases and terminations of any mortgages, deeds of trust, security interests, and other arrangements (with the exception of Memorandums of Operating Agreements and similar documents filed of record in the ordinary course for the purpose of providing notice to Third Parties of the liens and security interests provided for therein) substantially equivalent thereto put in place by Seller or its Affiliates and burdening the Assets, in sufficient counterparts to facilitate recording in each county in which the Assets are located, as applicable, or (for terminations of financing statements) filing with the Secretary of State in the State where Seller is organized;
(g)    a certificate duly executed by an authorized officer of Seller, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Sections 8.2(a) and 8.2(b) have been fulfilled; and
(h)    an executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Internal Revenue Code of 1986, as amended;
(i)    the Transition Services Agreement, duly executed by Seller; and
(j)    any other agreements, instruments and documents that are required by other terms of this Agreement to be executed and/or delivered at Closing or reasonably necessary to effectuate the transactions contemplated by this Agreement.
Section 9.3    Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver or cause to be delivered to Seller the following:
(a)    a wire transfer of the Closing Payment in same-day funds;
(b)    the Preliminary Settlement Statement, duly executed by Purchaser;
(c)    the Conveyance, duly executed by Purchaser, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;
(d)    to the extent set forth on Schedule 7.13(a), copies of all bonds, letters of credit and guarantees required to be obtained by Purchaser under Section 7.13 or other written evidence that Purchaser is not required under Section 7.13 to obtain such items;
(e)    to the extent required under any law or Governmental Body, Seller and Purchaser shall deliver federal and state change of operator forms designating Purchaser as the operator of the Properties currently operated by Seller;
(f)    letters-in-lieu of division and transfer orders covering the Assets, duly executed by Purchaser;
(g)    a certificate by an authorized officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Sections 8.1(a) and 8.1(b) have been fulfilled;
(h)    the Transition Services Agreement, duly executed by Purchaser; and

(i)    any other agreements, instruments and documents that are required by other terms of this Agreement to be executed and/or delivered at Closing or reasonably necessary to effectuate the transactions contemplated by this Agreement.
Section 9.4    Closing Payment and Post-Closing Purchase Price Adjustments.
(a)     Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, based upon the best information available to Seller, acting in good faith, a preliminary settlement statement (along with reasonable supporting information and calculations) estimating the Adjusted Purchase Price after giving effect to all Purchase Price adjustments set forth in Section 2.2, the Deposit, and any amounts placed in the Escrow Account pursuant to Section 3.4(c) (the “Preliminary Settlement Statement”). In the event that Purchaser objects to the Preliminary Settlement Statement and Seller and Purchaser cannot come to a resolution with respect to Purchaser’s objection, Seller’s Preliminary Settlement Statement (with any such modifications agreed by the Parties) shall be used for the purposes of Closing and the estimate delivered in accordance with this Section 9.4(a) shall constitute the dollar amount to be paid by Purchaser to Seller at the Closing (the “Closing Payment”).
(b)    No earlier than sixty (60) days after the Closing but not later than ninety (90) days following the Closing Date, Seller shall prepare, with Purchaser’s cooperation, and deliver to Purchaser a statement (the “Final Settlement Statement”) setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment, based, to the extent possible on actual credits, charges, receipts and other items before and after the Effective Time and taking into account (x) adjustments provided for in this Agreement, and (y) any amounts held in and/or released from the Escrow Account pursuant to Section 3.4(c) and Section 4.4(c). Seller shall at Purchaser’s request supply reasonable documentation available to support any credit, charge, receipt or other item. As soon as reasonably practicable but not later than the thirtieth (30th) day following receipt of Seller’s statement hereunder, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to such Final Settlement Statement; provided that, except for any such changes timely delivered by Purchaser, the Final Settlement Statement shall be deemed agreed and final. The Parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than one hundred thirty (130) days after the Closing Date. In the event that the Parties cannot agree on the Adjusted Purchase Price within one hundred thirty (130) days after the Closing, such determination will be automatically referred to an independent expert of the Parties’ choosing with at least ten (10) years of oil and gas accounting experience for arbitration (the “Independent Expert”). If the Parties are unable to agree upon an Independent Expert, then such Independent Expert shall be selected by any Federal District Court Judge or State District Court Judge in Houston, Texas. The Independent Expert shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. Seller and Purchaser shall each present to the Independent Expert, with a simultaneous copy to the other Party, a single written statement of its position on the Adjusted Purchase Price, together with a copy of this Agreement and any supporting material that such Party desires to furnish, not later than ten (10) Business Days after appointment of the Independent Expert. The Independent Expert’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal. In determining the proper amount of any adjustment to the Purchase Price, the Independent Expert shall accept Seller’s position or Purchaser’s position with respect to each disputed matter, and the Independent Expert shall not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Purchaser with respect to each such matter, as applicable. The Independent Expert shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either Party and may not award damages or penalties to either Party with respect to any matter. Each Party shall bear its own legal fees and other costs of presenting its case. Each Party shall bear one-half of the costs and expenses of the Independent Expert. Within ten (10) days after the date on which the Parties or the Independent Expert, as applicable, finally determines the disputed matters, (i) Purchaser shall pay to Seller the amount by which the Adjusted Purchase Price exceeds the Closing Payment or (ii) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Adjusted Purchase Price, as applicable. Any post-closing payment pursuant to this Section 9.4 shall bear interest from the Closing Date to the date of payment at the Agreed Interest Rate.
(c)    All payments made or to be made hereunder to Seller shall be by electronic transfer of immediately available funds to the account of Seller pursuant to the wiring instructions reflected in Schedule 9.4(c) or as separately provided in writing. All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing to Seller.
ARTICLE 10

TERMINATION
Section 10.1    Termination. Subject to Section 10.2, this Agreement may be terminated: (a) at any time prior to Closing by the mutual prior written consent of Seller and Purchaser; (b) by Seller or Purchaser if Closing has not occurred on or before the Outside Date; (c) by the Purchaser, if Seller has materially breached this Agreement and such breach causes any of the conditions to Closing set forth in Section 8.2 not to be satisfied as of the Target Closing Date; provided, however, that in the case of a breach that is capable of being cured, the Seller shall have a period of ten (10) days following receipt of such notice to attempt to cure the breach and the termination under this Section 10.1(c) shall not become effective unless the Seller fails to cure such breach prior to the end of such ten (10) day period; (d) by the Seller if the Purchaser has materially breached this Agreement and such breach causes any of the conditions to Closing set forth in Section 8.1 not to be satisfied as of the Target Closing Date; provided, however, that in the case of a breach that is capable of being cured, the Purchaser shall have a period of ten (10) days following receipt of such notice to attempt to cure the breach and the termination under this Section 10.1(d) shall not become effective unless the Purchaser fails to cure such breach prior to the end of such ten (10) day period;

or (e) by Seller if the Purchaser fails to pay the Deposit on or before 5:00 p.m. (Central Time) on the second (2nd) Business Day after the Execution Date; provided, however, that termination under clauses (b), (c), (d) or (e) shall not be effective until the Party electing to terminate has delivered written notice to the other Party of its election to so terminate; provided further, that no Party shall have the right to terminate this Agreement pursuant to clauses (c) or (d) above, if such Party or its Affiliates are at such time in material breach of this Agreement; provided further, that a Party shall not have the right to terminate under clause (b) if the Closing has not occurred as a result of the terminating Party’s breach of its representations, warranties or covenants in this Agreement.
Section 10.2    Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, except as set forth in this Section 10.2 and in Section 10.3, this Agreement shall be of no further force or effect (except for the provisions of this Article 10, Sections 5.6, 6.5, 7.5(d), 7.6, 11.6 (other than clause (b)), 12.2, 12.4, 12.5, 12.6, 12.7, 12.8, 12.9, 12.10, 12.11, 12.12, 12.13, 12.14, 12.15, 12.16, 12.17 and 12.18 and Article 13 (as to definitions used in the other surviving provisions only)), all of which shall continue in full force and effect in accordance with their terms) and Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction or limitation under this Agreement. Subject to Section 10.3, the termination of this Agreement under Section 10.1(b), 10.1(c), 10.1(d), or 10.1(e) shall not relieve any Party from liability to the other Party at Law or in equity for any failure to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing.
Section 10.3    Distribution of Deposit Upon Termination.
(a)    If Seller is entitled to terminate this Agreement pursuant to Section 10.1(b) (in the event that Purchaser does not also have the right to terminate under Section 10.1(b)) or 10.1(d) and Seller has performed or is ready, willing and able to perform all of its agreements and covenants contained herein which are to be performed or observed at or prior to Closing, then Seller may elect to:
(i)    terminate this Agreement and receive the Deposit from the Escrow Agent (and the Parties shall instruct the Escrow Agent accordingly within five (5) Business Days of such termination) as liquidated damages and as Seller’s sole and exclusive remedy for any breach or failure to perform by Purchaser under this Agreement, and all other remedies (except those under Section 7.6 and under the Confidentiality Agreement) are hereby expressly waived by Seller, and upon such termination (A) Seller and Purchaser agree upon the Deposit as liquidated damages due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, and Seller and Purchaser agree that such amount would be a reasonable estimate of Seller’s loss in the event of any such breach or failure to perform by Purchaser and (B) Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction or limitation under this Agreement; or
(ii)    in lieu of termination of this Agreement, seek specific performance of this Agreement, it being specifically agreed that monetary damages will not be sufficient to compensate Seller if Seller determines the same in its sole discretion. If Seller elects to seek specific performance of this Agreement pursuant to this Section 10.3(a)(ii), (A) the Escrow Agent shall retain the Deposit, until a non-appealable final judgment or award on Seller’s claim for specific performance is rendered, at which time the Deposit shall be applied as provided in Section 2.4 of this Agreement and (B) if Seller is not granted specific performance, Seller shall have the right to terminate this Agreement as set forth in Section 10.3(a)(i).
(b)    If Purchaser is entitled to terminate this Agreement pursuant to Section 10.1(c) and Purchaser has performed or is ready, willing and able to perform all of its agreements and covenants contained herein which are to be performed or observed at or prior to Closing, then Purchaser may elect to:
(i)    terminate this Agreement, receive the Deposit from the Escrow Agent (and the Parties shall instruct the Escrow Agent accordingly within five (5) Business Days of such termination) and seek actual damages against Seller not to exceed the amount of the Deposit, and Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction or limitation under this Agreement; or
(ii)    in lieu of termination of this Agreement, Purchaser shall be entitled to seek specific performance of this Agreement, it being specifically agreed that monetary damages will not be sufficient to compensate Purchaser if Purchaser determines the same in its sole discretion. If Purchaser elects to seek specific performance of this Agreement pursuant to this Section 10.3(b)(ii), (A) the Escrow Agent shall retain the Deposit, until a non-appealable final judgment or award on Purchaser’s claim for specific performance is rendered, at which time the Deposit shall be distributed as provided in Section 2.4 of this Agreement or (B) if Purchaser is not granted specific performance, Purchaser shall have the right to terminate this Agreement as set forth in Section 10.3(b)(i).
(c)    If this Agreement terminates for reasons other than those set forth in Section 10.3(a), Section 10.3(b) or Section 10.1(e), the Parties shall instruct the Escrow Agent to return the Deposit to Purchaser, free of any claims by Seller or any other Person with respect thereto, within five (5) Business Days of termination, and each Party shall have no further liability hereunder of any nature whatsoever to the other Party, including any liability for Damages (except for the provisions of Sections 5.6, 6.5, 7.6, 10.2 and 12.4 which shall continue in full force and effect in accordance with their terms), and Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction or limitation under this Agreement.
(d)    If this Agreement terminates pursuant to Section 10.1(e), each Party shall have no further liability hereunder of any nature whatsoever to the other Party, including any liability for Damages (except for the provisions of Sections 5.6, 6.5, 7.6, 10.2 and 12.4 which shall continue in full force and effect in accordance with their terms), and Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction or limitation under this Agreement.
ARTICLE 11

POST-CLOSING OBLIGATIONS; INDEMNIFICATION;
LIMITATIONS; DISCLAIMERS AND WAIVERS
Section 11.1    Receipts.
(a)    Except as otherwise provided in this Agreement, any production from or attributable to the Assets (and all products and proceeds attributable thereto) and any other income, proceeds, receipts and credits attributable to the Assets which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 9.4(b) shall be treated as follows: (i) all production from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Purchaser is entitled under Section 1.4 shall be the sole property and entitlement of Purchaser, and, to the extent received by Seller, Seller shall fully disclose, account for and remit the same to Purchaser in each case within ten (10) days after receipt thereof; and (ii) all production from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Seller is entitled under Section 1.4 shall be the sole property and entitlement of Seller and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and remit the same to Seller in each case within ten (10) days after receipt thereof.
(b)    Notwithstanding any other provisions of this Agreement to the contrary, Seller shall be entitled to retain (and Purchaser shall not be entitled to any decrease to the Purchase Price in respect of) all overhead charges it has collected, billed or which shall be billed later, relating to the Seller Operated Assets for the period from the Effective Time to the date Seller relinquishes operatorship of the applicable Seller Operated Assets, even if after the date of Closing.
Section 11.2    Assumption and Indemnification.
(a)    Without limiting Purchaser’s rights to indemnity under this Article 11 and, if applicable, any indemnity entered into pursuant to Section 3.4(d)(iii) or Section 4.4(a)(v), from and after the Closing, Purchaser shall assume and hereby agrees to timely fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of Seller, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, including but not limited to (i) obligations to furnish makeup gas according to the terms of applicable gas sales, gathering or transportation contracts, (ii) gas balancing obligations and other obligations arising from Imbalances, (iii) obligations to pay Property Costs and other costs and expenses attributable to the ownership or operation of the Assets,

(iv) obligations to pay working interests, royalties, overriding royalties and other interests held in suspense, including the Suspended Proceeds, (v) obligations to plug or abandon wells and associated equipment and dismantle structures, or re-plug previously abandoned wells, and to restore and/or remediate the Assets in accordance with applicable agreements, Leases or Laws (including Environmental Laws), (vi) any claims regarding the general method, manner or practice of calculating or making royalty payments (or payments for overriding royalties or similar burdens on production) with respect to the Properties, (vii) to the extent disclosed on Schedule 5.11(b), continuing obligations, if any, under any Contracts or other agreements pursuant to which Seller or its Affiliates purchased or acquired Assets prior to the Closing and (viii) all obligations and liabilities associated with or related to the Exploration Wells (all of said obligations and liabilities, subject to the exclusions below, herein being referred to as the “Assumed Obligations”); provided that, notwithstanding anything to the contrary herein, Purchaser shall not assume, and Seller shall retain, all of the Retained Obligations; provided, further that to the extent a Retained Obligation ceases to be a Retained Obligation it shall thereafter be an Assumed Obligation.
(b)    If Closing occurs, from and after Closing, except for Damages for which Seller is required to indemnify Purchaser Indemnitees under Section 11.2(c), Purchaser shall indemnify, defend and hold harmless the Seller Indemnitees from and against all Damages incurred or suffered by the Seller Indemnitees to the extent:
(i)    caused by, arising out of, resulting from or relating to the Assumed Obligations;
(ii)    caused by, arising out of or resulting from Purchaser’s breach of any of Purchaser’s covenants or agreements that survive the Closing;
(iii)    caused by, arising out of or resulting from any breach of any representation or warranty made by Purchaser contained in Article 6 of this Agreement or in the certificate delivered by Purchaser at Closing pursuant to Section 9.3(g); or
(iv)    caused by, arising out of or resulting from any claims or actions asserted by Persons (including Governmental Bodies) with respect to (A) any condition affecting any Asset that violates or requires remediation under Environmental Law, (B) any operations conducted on such Asset that violate any Environmental Law or (C) any remediation required for an Asset under any Environmental Law regardless of whether known or unknown, or whether attributable to periods of time before, on or after the Effective Time.
EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT (EXCEPT FOR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF SELLER INDEMNITEES.

(c)    If Closing occurs, from and after Closing, Seller shall indemnify, defend and hold harmless Purchaser Indemnitees against and from all Damages incurred or suffered by Purchaser Indemnitees to the extent (the “Seller Indemnity Obligations”):
(i)    caused by, arising out of or resulting from any breach of any of Seller’s covenants or agreements that survive the Closing;
(ii)    caused by, arising out of or resulting from any breach of any representation or warranty made by Seller contained in Article 5 of this Agreement or in the certificate delivered by Seller at Closing pursuant to Section 9.2(g);
(iii)    caused by, arising out of, resulting from or related to the Retained Obligations; or
(iv)    caused by, arising out of or resulting from any breach of the Special Warranty.
EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT (EXCEPT FOR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF PURCHASER INDEMNITEES.

(d)    Notwithstanding anything to the contrary contained in this Agreement, except for the rights of the Parties under Article 10, Section 7.6, and Section 7.8, including breaches of the Special Warranty in the Conveyance, this Section 11.2 contains the Parties’ exclusive remedy against each other with respect to breaches of this Agreement, including breaches of the representations and warranties contained in Articles 5 and 6, the covenants and agreements that survive the Closing pursuant to the terms of this Agreement and the affirmations of such representations, warranties, covenants and agreements contained in the certificates delivered by the Parties at Closing pursuant to Sections 9.2(g) or 9.3(g), as applicable. Except for the rights and remedies specifically contained in this Section 11.2 and for the rights of the Parties under Article 10, Section 7.6, and Section 7.8, each Party (on behalf of itself, each of the other Purchaser Indemnitees, in the case of Purchaser, and the Seller Indemnitees, in the case of Seller, and their respective insurers and successors in interest) releases, remises and forever discharges the other Party (including, in the case of Purchaser, the Purchaser Indemnitees, and, in the case of Seller, the Seller Indemnitees) from any and all suits, legal or administrative proceedings, claims, remedies, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever, in Law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to or arising out of this Agreement, the ownership, use or operation of the Assets, or the condition, quality, status or nature of the Assets, including rights to contribution under CERCLA, as amended, and under other Environmental Laws, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages and common law rights of contribution, rights under agreements between a Party and any Persons who are Affiliates of such Party (except to the extent any such agreements constitute Contracts), and rights under insurance maintained by a Party or any Person who is an Affiliate of such

Party, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT (EXCEPT FOR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY RELEASED PERSON. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, (I) THE RIGHTS OF EACH PARTY RELATING TO AUDITS UNDER ANY AGREEMENT BETWEEN OR AMONG SELLER OR ITS AFFILIATES ON THE ONE HAND AND PURCHASER OR ITS AFFILIATES ON THE OTHER HAND RELATING TO THE DESIGNATED AREA (INCLUDING ANY SUCH AGREEMENTS WITH THIRD PARTIES) VIS-À-VIS THE OTHER PARTY, EXISTING IMMEDIATELY PRIOR TO THE EXECUTION DATE SHALL NOT BE PREJUDICED OR OTHERWISE AFFECTED BY THE PROVISIONS OF THIS AGREEMENT AND (II) PURCHASER SHALL HAVE THE RIGHT TO NET OUT ANY CONSULTANT EXPENSES (FOR WHICH, IF NOT FOR THE TRANSACTIONS CONTEMPLATED HEREBY, SELLER OR ITS AFFILIATES WOULD OTHERWISE BE RESPONSIBLE) INCURRED OR OTHERWISE PAID BY PURCHASER OR ITS AFFILIATES IN CONNECTION WITH ANY SALES AND USE TAX AUDIT FROM ANY AMOUNTS RECOVERED THEREFROM AND PAID TO SELLER.
(e)    “Damages,” for purposes of this Agreement, shall mean the amount of any actual liability, loss, cost, diminution in value, expense, claim, demand, notice of violation, investigation by any Governmental Body, administrative proceeding, payment, charge, obligation, fine, penalty, deficiency, award or judgment incurred or suffered by any Indemnified Party arising out of or resulting from the indemnified matter, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that no Person shall be entitled to indemnification under this Section 11.2 for Damages that constitute consequential, special or indirect damages suffered by Purchaser, or any punitive damages, except to the extent a Person is required to pay such damages to a Third Party that is not an Indemnified Party.
(f)    Notwithstanding any other provision of this Agreement or a document to be delivered hereto to the contrary, any claim for indemnity to which a Seller Indemnitee or Purchaser Indemnitee is entitled must be asserted by and through Seller or Purchaser, as applicable.
Section 11.3    Indemnification Actions. Except as otherwise provided in Section 7.8(e), all claims for indemnification under Section 11.2 shall be asserted and resolved as follows:
(a)    For purposes of this Article 11, the term “Indemnifying Party” when used in connection with particular Damages shall mean the Party having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 11, and the term “Indemnified Party” when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Party pursuant to this Article 11, subject to Section 11.2(f).

(b)    To make a claim for indemnification under Article 11, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 11.3, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a complete copy of all papers (if any) served with respect to the Third Party Claim; provided, that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 11.3 shall not relieve the Indemnifying Party of its obligations under Section 11.2 except to the extent such failure materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.
(c)    In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it elects to assume the defense of the Indemnified Party against such Third Party Claim under this Article 11. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period regarding whether the Indemnifying Party elects to assume the defense of the Indemnified Party, it shall be deemed to have denied its obligation to provide such indemnification hereunder. The Indemnified Party is authorized, prior to and during such thirty (30)-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party.
(d)    If the Indemnifying Party elects to assume the defense of the Indemnified Party, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof, subject to the remainder of this Section 11.3(d). If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest; provided that the Indemnified Party shall not be required to bring any counterclaim or cross-complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 11.3(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party settle any Third Party Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final, non-appealable, resolution of the Indemnified Party’s liability with respect to the Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Party from all further liability in respect of such Third Party Claim) or results in any monetary liability of the Indemnified Party or (ii) may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)    If the Indemnifying Party does not admit its obligation or admits its obligation but fails to diligently defend or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim (at the sole cost and expense of the Indemnifying Party, if the Indemnified Party is entitled to indemnification hereunder), with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its obligation to indemnify the Indemnified Party and assume the defense of the Third Party Claim at any time prior to settlement or final, non-appealable determination thereof.
(f)    In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure or remedy the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such Damages. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30)-day period that it has cured or remedied the Damages or that it admits the claim for such Damages, the Indemnifying Party shall be conclusively deemed to have disputed the claim for indemnification hereunder.
(g)    Any claim for indemnity under Section 11.2 by any Affiliate, officer, director, partner, employee or agent must be brought and administered by the applicable Party to this Agreement. No Indemnified Party other than Seller and Purchaser shall have any rights against either Seller or Purchaser under the terms of Section 11.2 except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Section 11.3(g).
Section 11.4    Limitation on Actions.
(a)    Except for the Fundamental Representations, all representations and warranties of Seller and Purchaser contained herein shall survive until the date that is twelve (12) months from and after the Closing Date and expire thereafter. The Fundamental Representations shall survive the Closing until the expiration of 60 days after the applicable statute of limitations. The Special Warranty (together with the indemnification rights with respect thereto) will survive for a period of forty-eight (48) months from and after the Closing Date. The covenants and other agreements of Seller and Purchaser set forth in this Agreement to be performed on or before Closing shall expire six (6) months following the Closing Date and each other covenant and agreement of Seller and Purchaser shall, subject to this Section 11.4, survive the Closing until fully performed in accordance with its terms and expire thereafter. The affirmations of representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Sections 9.2(g) and 9.3(g), as applicable, shall survive the Closing as to each representation, warranty covenant and agreement so affirmed for the same period of time that the specific representation, warranty, covenant or agreement survives the Closing pursuant to this Section 11.4, and shall expire thereafter. Representations, warranties, covenants and agreements shall terminate and be of no further force and effect after the respective date of their expiration, after which time no claim may be asserted thereunder by any Person; provided, that there shall be no termination of any bona fide claim timely asserted pursuant to this Section 11.4.
(b)    The indemnities in Section 11.2(b)(ii), 11.2(b)(iii), 11.2(c)(i), 11.2(c)(ii) and 11.2(c)(iv) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters (and solely with respect to such matters) for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date. Purchaser’s indemnities in Sections 7.6, 11.2(b)(i), and 11.2(b)(iv) and Seller’s indemnities in Section 11.2(c)(iii) shall continue without time limit.
(c)    Notwithstanding anything to the contrary contained elsewhere in this Agreement:
(i)    Seller shall not be required to indemnify any Person under Section 11.2(c)(ii) for any individual liability, loss, cost, expense, claim, award or judgment that does not exceed $125,000;
(ii)    Subject to Section 11.4(c)(i), Seller shall not have any liability for indemnification under Section 11.2(c)(ii) until and unless the aggregate amount of the liability for all Damages for which Claim Notices are timely delivered by Purchaser exceeds a deductible amount equal to 1.75% of the Purchase Price (the “Indemnity Deductible”), after which point Purchaser (or Purchaser Indemnitees) shall be entitled to claim Damages in excess of the Indemnity Deductible;
(iii)    Seller shall not be required to indemnify Purchaser and Purchaser Indemnitees under Section 11.2(c)(ii) for aggregate Damages claimed by Purchaser and Purchaser Indemnitees in excess of 15% of the Purchase Price;
(iv)    Seller shall not be required to indemnify any Person under Section 11.2(c) unless Seller has received a timely delivered Claim Notice with respect to such claim at or prior to the expiration of the applicable representation, warranty, covenant or Retained Obligation; and
(v)    Solely for purposes of determining the amount of any Damages that are the subject matter of a claim for indemnification under Section 11.2(c)(ii), each representation and warranty herein that is qualified by materiality or a specified dollar amount will be read without regard and without giving effect to such qualifier.
(d)    Seller and Purchaser acknowledge that after the Closing the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained in this Agreement or for any other claim arising in connection with or with respect to the transactions contemplated in this Agreement. As the payment of money shall be adequate compensation, Purchaser and Seller waives any right to rescind this Agreement or any of the transactions contemplated hereby.

(e)    Notwithstanding anything in this Agreement to the contrary, in no event shall any Purchaser Indemnitees be entitled to assert the breach of any representation or warranty of Seller in this Agreement or any related document or any certificate delivered pursuant hereto or thereto or assert any claim hereunder for any such breach, if Purchaser or its Affiliates knew, prior to the Closing Date, of any fact, condition or circumstance that would give rise to such claim or cause such representation or warranty to not be true and correct as of the Execution Date and/or the Closing Date; provided, however, that this Section 11.4(e) shall not apply to any Purchaser Interim Matter.
(f)    Notwithstanding anything in this Agreement to the contrary, in no event shall any Seller Indemnitees be entitled to assert the breach of any representation or warranty of Purchaser in this Agreement or any related document or any certificate delivered pursuant hereto or thereto or assert any claim hereunder for any such breach, if Seller or its Affiliates knew, prior to the Closing Date, of any fact, condition or circumstance that would give rise to such claim or cause such representation or warranty to not be true and correct as of the Execution Date and/or the Closing Date; provided, however, that this Section 11.4(f) shall not apply to any Seller Interim Matter or Excluded Asset.
(g)    The limitations in Section 11.4(c)(i)-(iii) shall not apply to the Fundamental Representations.
Section 11.5    Recording. As soon as practicable after Closing, Purchaser shall record the Conveyances in the appropriate counties as well as the appropriate governmental agencies and provide Seller with copies of all recorded or approved instruments.
Section 11.6    Waivers.
(a)    The Parties do not intend that any implied obligation of good faith or fair dealing requires any Party to incur, suffer or perform any act, condition or obligation contrary to the terms of this Agreement or any documents delivered in connection herewith and that it would be unfair, and that they do not intend, to increase any of the obligations of any Party under this Agreement or any documents delivered in connection herewith on the basis of any such implied obligation.
(b)    Purchaser acknowledges that plugging, abandonment, removal and restoration obligations for the Assets are material and significant. Purchaser acknowledges that Purchaser has conducted its own investigation and evaluation as to the cost and timing of such obligations and that, other than the representations and warranties set forth in Article 5 of this Agreement, Seller has made no representation or warranty as to the expected cost or timetable for incurring costs of plugging, abandonment, removal and restoration obligations for the Assets. Purchaser acknowledges that Seller is entering into this Agreement in reliance upon Purchaser’s agreement to assume the Assumed Obligations and that the assumption of the Assumed Obligations constitutes material agreed consideration to Seller in consideration for the Assets.

(c)    It is the intention of the Parties that Purchaser’s rights and remedies with respect to this transaction and with respect to all acts or practices of Seller, past, present or future, in connection with this transaction shall be governed by legal principles other than the Texas Deceptive Trade Practices-Consumer Protection Act, Subchapter E of Chapter 17, Sections 17.41 et seq., of the Texas Business and Commerce Code, as amended (the “DTPA”). As such, Purchaser hereby waives the applicability of the DTPA to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA, whether such duties, rights and remedies are applied directly by the DTPA themselves or indirectly in connection with other statutes. Purchaser acknowledges, represents and warrants (i) that it is purchasing the goods and/or services covered by this Agreement for commercial or business use; (ii) that it has assets of $5,000,000 or more according to its most recent financial statement prepared in accordance with GAAP; (iii) that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as this; (iv) that it is represented by legal counsel of its own choosing in seeking or acquiring the goods or services contemplated by this Agreement; and (v) that it is not in a significantly disparate bargaining position with Seller. Purchaser expressly recognizes that the price for which Seller has agreed to perform its obligations under this Agreement has been predicated upon the inapplicability of the DTPA and this waiver of the DTPA. Purchaser further recognizes that Seller, in determining to proceed with the entering into of this Agreement, has expressly relied on this waiver and the inapplicability of the DTPA.
Section 11.7    Tax Treatment of Indemnification Payments. The Parties agree that any payments made by one Party to the other Party pursuant to this Article 11 shall be treated for all Tax purposes as an adjustment to the Purchase Price for the Assets unless otherwise required by applicable Law.
ARTICLE 12

MISCELLANEOUS
Section 12.1    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart signature page by facsimile or electronic transmittal (PDF) is as effective as executing and delivering this Agreement in the presence of other Parties to this Agreement.
Section 12.2    Notice. All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by facsimile or by registered or certified mail, postage prepaid, as follows:

If to Seller:	Hunt Oil Company 1900 N. Akard St.
Dallas, TX 75202
Attention: Travis Armayor

Telephone: (214) 978-8000
Fax: (214) 978-8888
Email: TArmayor@huntoil.com

With a copy to:	Hunt Oil Company 1900 N. Akard St.
Dallas, TX 75202
Attention: General Counsel
Telephone: (214) 978-8000
Fax: (214) 978-8888
Email: mmonroe@huntoil.com

If to Purchaser:	Penn Virginia Oil & Gas, L.P. 14701 St. Mary’s Lane Suite 275
Houston, Texas 77079
Attention: John A. Brooks, Chief Executive Officer
Email: John.Brooks@pennvirginia.com

With a copy to:	Penn Virginia Oil & Gas, L.P. 14701 St. Mary’s Lane Suite 275
Houston, Texas 77079
Attention: Katie Ryan, Vice President, Chief Legal Counsel & Corporate Secretary
Email: Katie.Ryan@pennvirginia.com

With a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP
1221 McKinney
Houston, Texas 77010
Attention: Justin T. Stolte
Email: JStolte@gibsondunn.com
Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given (i) when physically delivered in person to the Party to which such notice is addressed, (ii) when transmitted to the Party to which such notice is addressed by confirmed facsimile transmission, or (iii) at the time of receipt by the Party to which such notice is addressed. Notwithstanding the foregoing, delivery by Seller or Purchaser (as applicable) of a Title Defect Notice, Title Benefit Notice or statement of the Purchase Price under Section 9.4, or a response to any of the foregoing, shall be deemed to have been duly given to the other Party when transmitted via email (with hard copy mailed or shipped by U.S. Mail or commercial delivery service, respectively, on the day such email is transmitted) to the address(es) of the representative(s) of such Party named above that were previously furnished to the delivering

Party upon an affirmative reply by email by the intended recipient that such email was received (provided that, for the avoidance of doubt, an automated response from the email account or server of the intended recipient shall not constitute an affirmative reply) or, if earlier, the delivery confirmation date of such mailed or shipped hard copy.
Section 12.3    Sales or Use Tax, Recording Fees, and Similar Taxes and Fees. Purchaser shall (i) bear any sales, use, excise, real property transfer, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby (“Transfer Taxes”) and (ii) bear, and reimburse Seller for, any costs reasonably incurred in connection with any audit, examination or other proceeding by or with any taxing authority relating to the determination of the amount of such Transfer Taxes. Seller will determine, and Purchaser agrees to cooperate with Seller in determining, Transfer Taxes, if any, that applicable law requires Seller to collect from Purchaser in connection with the sale of Assets hereunder, and Purchaser agrees to pay any such tax to Seller at Closing; provided, however, that Seller’s failure to collect any such Transfer Taxes at Closing shall not absolve Purchaser from Purchaser’s responsibility for such Transfer Taxes. If such transfers or transactions are exempt from any such Taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, Purchaser will timely furnish to Seller such certificate or evidence.
Section 12.4    Expenses. Except as otherwise provided in Section 12.3, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the Conveyance and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.
Section 12.5    Governing Law and Venue. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Texas without regard to principles of conflicts of Law that would direct the application of the Law of another jurisdiction. The venue for any action brought under this Agreement shall be Harris County, Texas.
Section 12.6    Jurisdiction; Waiver of Jury Trial. EACH PARTY CONSENTS TO PERSONAL JURISDICTION IN ANY ACTION BROUGHT IN THE UNITED STATES FEDERAL COURTS LOCATED WITHIN HARRIS COUNTY, TEXAS (OR, IF JURISDICTION IS NOT AVAILABLE IN THE UNITED STATES FEDERAL COURTS, TO PERSONAL JURISDICTION IN ANY ACTION BROUGHT IN THE STATE COURTS LOCATED IN HARRIS COUNTY, TEXAS) WITH RESPECT TO ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT, AND EACH OF THE PARTIES AGREES THAT ANY ACTION INSTITUTED BY IT AGAINST THE OTHER WITH RESPECT TO ANY SUCH DISPUTE, CONTROVERSY OR CLAIM (EXCEPT TO THE EXTENT A DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THE DETERMINATION OF A TITLE DEFECT AMOUNT OR TITLE BENEFIT AMOUNT PURSUANT TO SECTION 3.4(H), THE

DETERMINATION OF AN ENVIRONMENTAL DEFECT PURSUANT TO SECTION 4.4(C), OR THE DETERMINATION OF PURCHASE PRICE ADJUSTMENTS PURSUANT TO SECTION 9.4(B) IS REFERRED TO AN EXPERT PURSUANT TO THOSE SECTIONS) WILL BE INSTITUTED EXCLUSIVELY IN THE UNITED STATES FEDERAL COURTS LOCATED WITHIN HARRIS COUNTY, TEXAS (OR, IF JURISDICTION IS NOT AVAILABLE IN THE UNITED STATES FEDERAL COURTS, TO PERSONAL JURISDICTION IN ANY ACTION BROUGHT IN THE STATE COURTS LOCATED IN HARRIS COUNTY, TEXAS). THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT. IN ADDITION, EACH PARTY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION IN THE RESPECTIVE JURISDICTIONS REFERENCED IN THIS SECTION.
Section 12.7    Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
Section 12.8    Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the Party or Parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
Section 12.9    Assignment. Neither Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any assignment or delegation made without such consent shall be void.
Section 12.10    Entire Agreement. This Agreement and the documents to be executed hereunder and the Exhibits and Schedules attached hereto, constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.
Section 12.11    Confidentiality Agreement. Subject to and upon the occurrence of Closing and as between the Parties hereto only, the Confidentiality Agreement shall be deemed to have terminated; provided, however, the Confidentiality Agreement shall remain in force and effect with respect to the following, each of which shall be considered “Confidential Information” as defined in and under the terms of the Confidentiality Agreement, (a) the existence and terms of this Agreement and any documents or information exchanged between the Parties pursuant hereto (except to the extent the same constitutes an Asset hereunder), (b) any matters made expressly subject to the Confidentiality Agreement pursuant to this Agreement and (c) in the event Purchaser does not acquire all of the Assets in accordance with the terms of this Agreement, then all such Assets that are not so acquired by Purchaser and any information or data related thereto. Further, if the Closing should occur, then from and after Closing the terms and conditions of the Confidentiality Agreement will apply mutatis mutandis to Seller and its Affiliates (as if it, and they, were the “Recipient” thereunder) for a period equal to the initial term of the Confidentiality Agreement, it being the intent of the Parties that Seller will treat the “Confidential Information” (as defined therein) in strict confidence for such period after the Closing; provided, however, that Purchaser acknowledges and agrees that Seller and/or its Affiliates have presented information and data that may constitute Confidential Information to other potential purchasers of the Assets and that this sentence shall not apply to and Seller and its Affiliates shall not have any liability with respect to any such disclosures or any disclosures by such other potential purchasers. In the event of a conflict between the Confidentiality Agreement and this Agreement, then as between the Parties hereto the terms and provisions of this Agreement shall prevail.
Section 12.12    Amendment. This Agreement may be amended or modified only by an agreement in writing executed by both Parties. No waiver of any right under this Agreement shall be binding unless executed in writing by the Party to be bound thereby.
Section 12.13    No Third-Party Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claims, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 11.2(f).
Section 12.14    Public Announcements. The Parties acknowledge and agree that no press release or other public announcement, or public statement or comment in response to any inquiry, or other disclosure that is reasonably expected to result in a press release or public announcement, relating to the subject matter of this Agreement shall be issued or made by Seller or Purchaser, or their respective Affiliates, without the joint written approval of Seller and Purchaser (such approval not to be unreasonably withheld, conditioned or delayed); provided, that, a press release or other public announcement, or public statement or comment in response to any inquiry, made without such joint approval shall not be in violation of this Section if it is made, upon advice of counsel, in order for the disclosing Party or any of its Affiliates to comply with applicable Laws or stock exchange rules or regulations and provided it is limited to those disclosures that are required to so comply.
Section 12.15    Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.
Section 12.16    References. In this Agreement:
(a)    References to any gender includes a reference to all other genders;
(b)    References to the singular includes the plural, and vice versa;

(c)    Reference to any Article or Section means an Article or Section of this Agreement;
(d)    Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement; provided that, in the event of conflict between any Exhibit or Schedule and any provision set forth in the body of this Agreement, the provisions set forth in this Agreement shall control to the extent of such conflict;
(e)    References to $ or Dollars means the lawful currency of the United States of America;
(f)    Unless expressly provided to the contrary, “hereunder,” “hereof,” “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;
(g)    “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term;
(h)    “Shall” and “will” have equal force and effect;
(i)    A reference to a writing includes a facsimile or email transmission of it and any means of reproducing of its words in a tangible and permanently visible form;
(j)    A reference to any agreement or document (including without limitation a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated, or replaced, except to the extent prohibited by this Agreement or that other agreement or document;
(k)    A reference to legislation or to a provision of legislation includes a modification or reenactment of it, a legislative provision substituted for it, and a regulation or statutory instrument issued under it;
(l)    A reference to any Party to this Agreement or another agreement or document includes the Party’s permitted successors and assigns;
(m)    If a word or phrase is defined, its other grammatical forms have a corresponding meaning;
(n)    No action shall be required of the Parties except on a Business Day, and in the event an action is required on a day which is not a Business Day, such action shall be required to be performed on the next succeeding day which is a Business Day;
(o)    All references to “day” or “days” shall mean calendar days unless specified as a “Business Day;”

(p)    All accounting terms used and not expressly defined herein have the respective meanings given to them under GAAP;
(q)    Any item herein “to the knowledge of Purchaser” (or similarly qualified), including that Purchaser “knew” such as set forth in Section 11.4(e), is limited to matters within the actual knowledge of HARRY QUARLS (Executive Chairman), JOHN A. BROOKS (President and Chief Executive Officer), CHARLOTTE GUIDRY (Manager, Land) or SEAN MAHAFFEY (Manager, HSE); and
(r)    “Actual knowledge” for purposes of this Agreement means information actually personally known (i) in the case of Seller, by the Persons set forth on Exhibit C, after reasonable inquiry of those employees of Seller or its Affiliates reporting directly to such Person who would reasonably be expected to have knowledge of the fact, event or circumstance in question and (ii) in the case of Purchaser, by the Persons identified in Section 12.16(q), after reasonable inquiry of those employees of Purchaser or its Affiliates reporting directly to such Person who would reasonably be expected to have knowledge of the fact, event or circumstance in question.
Section 12.17    Construction. Each of Seller and Purchaser has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions.
Section 12.18    Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NONE OF PURCHASER, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES OR INDEMNITEES SHALL BE ENTITLED TO EITHER PUNITIVE, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH OF PURCHASER AND SELLER, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES AND INDEMNITEES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO PUNITIVE, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY PUNITIVE, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES TO A THIRD PARTY THAT IS NOT AN INDEMNIFIED PARTY.

ARTICLE 13

DEFINITIONS
“Adjusted Purchase Price” has the meaning set forth in Section 2.1.
“Affiliates” with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power, directly or indirectly, to direct or cause the direction of the management or policies of the controlled Person, whether through the ownership of equity interests in or voting rights attributable to the equity interests in such Person, by contract or agency, by the general partner of a Person that is a partnership, or otherwise; and “controls” and “controlled” have meanings correlative thereto.
“Agreed Interest Rate” shall mean simple interest computed at the rate of the prime interest rate as published in the Wall Street Journal.
“Agreement” has the meaning set forth in the first paragraph of this Agreement.
“Allocated Value” has the meaning set forth in Section 2.3(a).
“Assessment” has the meaning set forth in Section 4.1.
“Assets” has the meaning set forth in Section 1.2.
“Asset Taxes” shall mean ad valorem, property, excise, severance, production, sales, use, and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.
“Assumed Obligations” has the meaning set forth in Section 11.2(a).
“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.
“CERCLA” has the meaning set forth in the definition of Environmental Laws.
“Claim Notice” has the meaning set forth in Section 11.3(b).
“Closing” has the meaning set forth in Section 9.1(a).
“Closing Date” has the meaning set forth in Section 9.1(b).
“Closing Payment” has the meaning set forth in Section 9.4(a).
“Code” means the Internal Revenue Code of the United States.
“Confidentiality Agreement” means that certain Confidentiality Agreement dated October 25, 2017, between Seller, as the Disclosing Party, and Purchaser, as the Receiving Party, relating to the Assets.
“Contracts” has the meaning set forth in Section 1.2(d).
“Conveyance” has the meaning set forth in Section 3.1(b).
“COPAS” has the meaning set forth in Section 1.4(b).

“Copyrights” means all copyrights and works of authorship in any media (including computer programs, Software, databases and compilations, files, applications, internet site content, documentation, and related items), whether or not registered, copyright registrations, or copyright applications.
“Cure Period” has the meaning set forth in Section 3.4(c).
“Customary Post-Closing Consents” means the consents and approvals from Governmental Bodies for the assignment (directly or indirectly) of the Assets (or any portion thereof) or the transfer of operations of any of the Wells to Purchaser, in each case, that are customarily obtained after such assignment of properties similar to the Assets or transfer of operations of a well.
“Damages” has the meaning set forth in Section 11.2(e).
“Defensible Title” has the meaning set forth in Section 3.2(a).
“Deposit” has the meaning set forth in Section 2.4.
“Designated Area” means the area shown on Exhibit A-4.
“DTPA” has the meaning set forth in Section 11.6(c).
“Effective Time” has the meaning set forth in Section 1.4(a).
“Environmental Arbitration Notice” has the meaning set forth in Section 4.4(c).
“Environmental Arbitrator” has the meaning set forth in Section 4.4(c).
“Environmental Claim Date” has the meaning set forth in Section 4.3.
“Environmental Consultant” has the meaning set forth in Section 4.1.
“Environmental Defect” has the meaning set forth in Section 4.3.
“Environmental Defect Deductible” has the meaning set forth in Section 4.4(d).
“Environmental Defect Notice” has the meaning set forth in Section 4.3.
“Environmental Laws” means, as the same have been amended as of the Effective Time, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq. the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all Laws as of the Effective Time of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of the environment and all regulations implementing the foregoing. Notwithstanding the foregoing, the phrase “violation of Environmental Laws” and words of similar import used herein shall mean, as to any given Asset, the violation of or failure to meet specific objective requirements or standards that are clearly applicable to such Asset under applicable Environmental Laws where such requirements or standards are in effect as of the Effective Time. The phrase does not include good or desirable operating practices or standards that may be employed or adopted by other oil or gas well operators or recommended by a Governmental Body.
“Environmental Liabilities” shall mean any and all environmental response costs (including costs of remediation), Damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body to the extent arising out of any violation of or liability under any Environmental Law which is attributable to the ownership or operation of the Seller Operated Assets prior to the Effective Time or (ii) pursuant to any claim or cause of action by a Governmental Body for damage to natural resources to the extent arising out of any violation of or liability under any Environmental Law to the extent attributable to the ownership or operation of the Seller Operated Assets prior to the Effective Time; provided, that Environmental Liabilities excludes any of the foregoing liabilities to the extent caused by or relating to NORM or otherwise disclosed in any Schedule.
“Equipment” has the meaning set forth in Section 1.2(f).
“Escrow Account” has the meaning set forth in Section 2.4.
“Escrow Agent” means Citibank, National Association.
“Escrow Agreement” means the agreement attached hereto as Exhibit D.
“Exchange” has the meaning set forth in Section 7.8(g).
“Exchange Act” has the meaning set forth in Section 7.14(a).
“Excluded Assets” has the meaning set forth in Section 1.3.
“Execution Date” has the meaning set forth in the first paragraph of this Agreement.
“Exploration Wells” means those wells set forth on Exhibit F.
“Final Settlement Statement” has the meaning set forth in Section 9.4(b).
“Financial Statements” has the meaning set forth in Section 7.14(a).
“Fundamental Representations” means the representations and warranties in Sections 5.2, 5.3, 5.4, 5.5, 5.6, 5.8 and 5.20.

“G & G Data” means any and all geological or geophysical information licensed by Seller.
“GAAP” means United States generally accepted accounting principles.
“Governmental Authorizations” has the meaning set forth in Section 5.13.
“Governmental Body” means any federal, state, local, municipal, or other governments; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.
“Governmental Bonds” has the meaning set forth in Section 7.13(a).
“Guarantees” has the meaning set forth in Section 7.13(b).
“Hazardous Substances” means any pollutants, contaminants, toxins or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM.
“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof, including scrubber liquid inventory and ethane, propane, isobutene, nor-butane and gasoline inventories (excluding tank bottoms), and sulphur and other minerals extracted from or produced from the foregoing hydrocarbons.
“Imbalance” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such imbalance arises at the platform, wellhead, pipeline, gathering system, transportation system, processing plant or other location.
“Income Taxes” shall mean (a) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), (b) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (a) above, or (c) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (a) or (b) above.
“Indemnified Party” has the meaning set forth in Section 11.3(a).
“Indemnifying Party” has the meaning set forth in Section 11.3(a).
“Indemnity Deductible” has the meaning set forth in Section 11.4(c)(ii).
“Independent Expert” has the meaning set forth in Section 9.4(b).
“Individual ED Threshold” has the meaning set forth in Section 4.3.

“Individual TD Threshold” has the meaning set forth in Section 3.4(i).
“Intellectual Property” means all intellectual property rights arising from or in respect of the following, whether protected, created, or arising under the Laws of the United States or any other jurisdiction: (a) all Patents; (b) all Marks; (c) all Copyrights; (d) all Trade Secrets; and (e) all Software and Technology.
“Lands” has the meaning set forth in Section 1.2(a).
“Law” or “Laws” means all statutes, rules, regulations, ordinances, orders, and codes of Governmental Bodies.
“Leases” has the meaning set forth in Section 1.2(a).
“Lowest Cost Response” means the response required or allowed under Environmental Laws that cures, remediates, removes or remedies the applicable present condition alleged pursuant to an Environmental Defect Notice at the lowest cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant Assets and any potential material additional costs or liabilities that may likely arise as a result of such response) sufficient to comply with Environmental Laws as compared to any other response that is required or allowed under Environmental Laws. The Lowest Cost Response shall include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws.
“Material Adverse Effect” means any adverse effect on the ownership or operation of the Assets that individually or in the aggregate has or would reasonably be expected to have an adverse effect in an amount that exceeds $12,900,000 (without taking into account any insurance proceeds or other similar benefits received by a Party with respect to same); provided, however, that “Material Adverse Effect” shall not include any material adverse effects resulting from: (a) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide; (b) changes in Laws or in regulatory policies from and after the date of this Agreement (to the extent generally applying to oil and gas properties located in the region where the Assets are located); (c) changes or conditions resulting from civil unrest or terrorism or acts of God or natural disasters; (d) change or conditions resulting from the failure of a Governmental Body to act or omit to act pursuant to Law; (e) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (f) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located; (g) matters that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement, without cost to Purchaser; (h) reclassification or recalculation of reserves in the ordinary course of business; (i) changes in the prices of Hydrocarbons; (j) declines in well performance; and (k) operational issues occurring in the ordinary course of business.
“Material Contract” has the meaning set forth in Section 5.11.

“Marks” mean all trademarks, trademark applications, trademark registrations, trade names, fictitious business names (d/b/a’s), service marks, service mark applications, service mark registrations, URL’s, domain names, trade dress, and logos.
“Net Revenue Interest” has the meaning set forth in Section 3.2(a)(i).
“Nonconsented Interest” has the meaning set forth in Section 3.5(b).
“NORM” means naturally occurring radioactive material.
“Offering Document” has the meaning set forth in Section 7.14(a).
“Outside Date” means May 1, 2018.
“Patents” means all patents, patent applications, statutory invention registrations, or similar types of protection for inventions and innovations, including reissues, divisions, continuations, continuations in part, and reexaminations thereof.
“Permitted Encumbrances” has the meaning set forth in Section 3.3.
“Party” or “Parties” has the meaning set forth in the Preamble to this Agreement.
“Payout Balance” means the status, as of the date of the calculation, of the recovery by Seller or a Third Party of a cost amount specified in the contract relating to a Well out of the revenue from such Well where the Net Revenue Interest of Seller therein will be reduced or increased or Seller’s working interest therein will be reduced or increased when such amount has been recovered.
“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.
“Phase I Assessment” has the meaning set forth in Section 4.1(a).
“Phase II Assessment” has the meaning set forth in Section 4.1(b).
“Phase II Request” has the meaning set forth in Section 4.1(b).
“Pipeline Systems” has the meaning set forth in Section 1.2(g).
“Post-Effective Time Tax Advances” has the meaning set forth in Section 7.8(f).
“Preferential Right” has the meaning set forth in Section 3.5(a).
“Preliminary Settlement Statement” has the meaning set forth in Section 9.4(a).
“Properties” and “Property” have the meanings set forth in Section 1.2(c).

“Property Costs” means (a) all costs attributable to the ownership, development, operation or maintenance of the Assets (including costs of insurance, but excluding lease bonus payments, renewals, extensions or amendments) in the ordinary course of business or the production of Hydrocarbons therefrom, but excluding any Taxes, (b) capital expenditures incurred in the ownership, development, operation and maintenance of the Assets in the ordinary course of business, (c) where applicable, such costs and capital expenditures charged in accordance with the relevant operating agreement, unit agreement, pooling agreement, pre-pooling agreement, pooling order or similar instrument, and (d) overhead costs charged to the Assets under the relevant operating agreement, unit agreement, pooling agreement, pre-pooling agreement, pooling order or similar instrument by unaffiliated third parties; provided that “Property Costs” shall exclude, without limitation, liabilities, losses, costs, and expenses attributable to (i) claims, investigations, administrative proceedings or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury or death, property damage or violation of any Law (including private rights or causes of action under any Law), (ii) title claims (including claims that the Leases have terminated), (iii) obligations to plug wells, dismantle facilities, close pits and restore the surface or seabed around such wells, facilities and pits, (iv) obligations to cure, address or remediate any contamination of groundwater, surface water, soil or Equipment under applicable Environmental Laws, (v) obligations to furnish make-up gas according to the terms of applicable gas sales, gathering or transportation contracts, (vi) gas balancing obligations and similar obligations arising from Imbalances, (vii) Asset Taxes, Income Taxes and Transfer Taxes, and (viii) obligations to pay working interests, royalties, overriding royalties or other interests held in suspense.
“Purchase Price” has the meaning set forth in Section 2.1.
“Purchaser” has the meaning set forth in the first paragraph of this Agreement.
“Purchaser Indemnitees” means Purchaser, its Affiliates, and the officers, directors, managers, members, stockholders, general or limited partners, employees, agents, representatives, advisors, subsidiaries, successors and assigns of Purchaser or its Affiliates.
“Purchaser Interim Matter” shall mean any matter, solely to the extent related to the Seller Operated Assets, that (i) individually or in the aggregate would not give rise to Purchaser’s right to terminate this Agreement pursuant to Section 10.1(c) and (ii) is discovered by Purchaser between the Execution Date and the Closing Date.

“Purchaser Operated Property Costs” means those costs and expenses identified on Exhibit G.
“Records” has the meaning set forth in Section 1.2(j).
“Required Consent” means a consent by a Third Party that, if not obtained prior to the assignment of an Asset, (a) makes the assignment with respect to such Asset void or voidable, (b) terminates Seller’s interest in the Asset subject to such consent, or (c) requires the payment of a fee for such consent or assesses a fine or monetary penalty for failure to obtain such consent; provided, however, “Required Consent” does not include any consent which by its terms cannot be unreasonably withheld or any Customary Post-Closing Consent.

“Retained Obligations” means any and all of the obligations and liabilities of Seller, known or unknown, arising from, based upon, related to or associated with: (a) Seller’s payment, nonpayment or mispayment of all royalties, shut-in royalties, overriding royalties and compensatory royalties attributable to the Seller Operated Assets prior to the Execution Date (other than Suspended Proceeds transferred by Seller to Purchaser pursuant to Section 7.10); (b) personal injury, death, or Third Party property damage attributable to Seller’s operation of the Seller Operated Assets prior to the Closing; (c) Taxes for which Seller is responsible pursuant to Section 7.8 or any Income Taxes of Seller (or any of its Affiliates) for any period (whether before, on or after the Effective Time); (d) off-site transportation and disposal by Seller of Hazardous Substances from or relating to the Seller Operated Assets in connection with Seller’s operation of thereof; (e) the gross negligence or willful misconduct of Seller or the other Seller Indemnitees related to the operation by Seller of the Seller Operated Assets prior to the Execution Date; (f) the actions, suits or proceedings listed on Schedule 5.7; and (g) the Excluded Assets; provided, however, that such obligation and liability under clauses (a) and (b) above will only be a Retained Obligation insofar as Purchaser provides notice of the indemnifiable claim related to clause (a) or (b) on or before the second anniversary of the Closing Date.
“Retained Records” has the meaning set forth in Section 1.2(j).
“Schedule Supplement” has the meaning set forth in Section 5.1(f).
“SEC Documents” has the meaning set forth in Section 7.14(a).
“Securities Act” has the meaning set forth in Section 7.14(a).
“Seller” has the meaning set forth in the first paragraph of this Agreement.
“Seller Indemnitees” shall mean Seller, its Affiliates, and the officers, directors, managers, members, stockholders, general or limited partners, coventurers, employees, agents, representatives, advisors, subsidiaries, successors and assigns of Seller or its Affiliates.
“Seller Indemnity Obligations” has the meaning set forth in Section 11.2(c).
“Seller Interim Matter” shall mean any matter, solely to the extent related to the Assets operated by Purchaser, that (i) individually or in the aggregate would not give rise to Seller’s right to terminate this Agreement pursuant to Section 10.1(d) and (ii) is discovered by Seller between the Execution Date and the Closing Date.

“Seller Operated Assets” shall mean Assets operated by Seller or its Affiliates as of the date of this Agreement.
“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models, and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts, and other work product used to design, plan, organize, and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, and icons, and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.
“Special Warranty” has the meaning set forth in Section 7.9(a).
“Subchapter K” means Subchapter K of the Code.
“Surface Contracts” has the meaning set forth in Section 1.2(e).
“Suspended Proceeds” means proceeds of production which Seller is holding as of the Closing Date which are owing to Third Party owners of royalty, overriding royalty, working or other interests in respect of past production of oil, gas or other Hydrocarbons attributable to the Assets.
“Target Closing Date” has the meaning set forth in Section 9.1(a).
“Target Formation” shall mean (i) the entire correlative interval from 10,294 feet to 10,580 feet as shown on the log of the EOG Resources, Inc. – Milton Unit, Well No. 1 (API No. 42-255-31608), Section 64, John Random Survey, A-247, Karnes County, Texas, and (ii) the zone or formation containing the perforated interval(s) from which any Well located in the relevant Unit is currently producing oil and/or gas, as applicable, as reported for such Well to the applicable Governmental Body governing such Well as of the Effective Time.
“Tax Audit” has the meaning set forth in Section 7.8(e).
“Tax Returns” has the meaning set forth in Section 5.8.
“Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, license, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, occupation, employment, payroll or withholding Taxes or other governmental fees or charges imposed by any taxing authority, including any interest, penalties or additional amounts which may be imposed with respect thereto.
“Technology” means, collectively, all documents, books, and records embodying the Intellectual Property and any other technical information used in the business of Seller, including copies of all manufacturing drawings, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, bill of materials, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, ideas, creations, improvements, customer lists, business plans, marketing studies, works of authorship, and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by, or related to, or are used by Seller.
“Third Party” means any Person other than a Party or an Affiliate of a Party.
“Third Party Claim” has the meaning set forth in Section 11.3(b).

“Title Arbitration Notice” has the meaning set forth in Section 3.4(h).
“Title Arbitrator” has the meaning set forth in Section 3.4(h).
“Title Benefit” has the meaning set forth in Section 3.2(b).
“Title Benefit Amount” has the meaning set forth in Section 3.4(g).
“Title Benefit Notice” has the meaning set forth in Section 3.4(b).
“Title Benefit Property” has the meaning set forth in Section 3.4(b).
“Title Claim Date” has the meaning set forth in Section 3.4(a).
“Title Defect” has the meaning set forth in Section 3.2(c).
“Title Defect Amount” has the meaning set forth in Section 3.4(f).
“Title Defect Deductible” has the meaning set forth in Section 3.4(i).
“Title Defect Notice” has the meaning set forth in Section 3.4(a).
“Title Defect Property” has the meaning set forth in Section 3.4(a).
“Trade Secrets” means all trade secrets and confidential information, including all confidential drawings, designs, manufacturing processes, source code, know-how, technology, formulae, customer lists, inventions, and marketing information.
“Transfer Taxes” has the meaning set forth in Section 12.3.
“Transition Services Agreement” means the form Transition Services Agreement, to be dated as of Closing, attached as Exhibit E.
“Units” has the meaning set forth in Section 1.2(c).
“Wells” has the meaning set forth in Section 1.2(b).

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the date first above written.

SELLER
HUNT OIL COMPANY
By:/s/ Travis Armayor
Name: Travis V. Armayor
Title: Senior Vice President
PURCHASER
PENN VIRGINIA OIL & GAS, L.P.

By:/s/ Katherine Ryan
Name: Katherine J. Ryan
Title: Vice President, Chief Legal Counsel and Corporate Secretary

[Signature page to Purchase and Sale Agreement]

Exhibit A
Leases
The Parties agree that Exhibit A is intended to list all of the Leases which are intended to be included as part of the Assets to be conveyed to Purchaser hereunder. In the event that between the date of the execution of this Agreement and Closing it is determined that there are Leases that have been inadvertently omitted from or incorrectly described on Exhibit A, Seller, with the consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, shall be permitted to supplement Exhibit A to include those Leases which have been inadvertently omitted or incorrectly described.